SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant:  ☒                              Filed by a Party other than the Registrant:  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

Lindsay Corporation

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Notice of Annual Meeting of Stockholders

The Annual Meeting of Stockholders of Lindsay Corporation (the “Company”) will be held:

Where:

As a Virtual Meeting at www.virtualshareholder
meeting.com/LNN2021

When:

Tuesday, January 5, 2021, at 2:30 p.m., Central
Standard Time

ITEMS OF BUSINESS

1  Elect two (2) directors for terms ending at the Fiscal 2024 Annual Meeting of Stockholders.

2  Approve the 2021 Employee Stock Purchase Plan.

3  Ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending August 31, 2021.

4  Take a non-binding vote on a resolution to approve the compensation of the Company’s most highly paid executive officers.

5  Transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

By Internet By Telephone By Proxy Card

A Proxy Statement setting forth important information with respect to each of the matters being submitted to the stockholders is enclosed with this Notice of Annual Meeting.

To access and participate in the Annual Meeting, you will need the 16-digit control number provided on your proxy card or through your broker or other nominee if you hold shares in “street name.” You will be able to attend, vote and submit questions virtually during the Annual Meeting by visiting www.virtualshareholdermeeting.com/LNN2021. There will be no physical Annual Meeting location for stockholders to attend. You may begin to log in to the meeting platform at 2:20 p.m., Central Standard Time, on January 5, 2021, and the Annual Meeting will begin promptly at 2:30 p.m., Central Standard Time.

Only stockholders holding shares of the Company’s common stock of record at the close of business on November 6, 2020 are entitled to notice of, and to vote at, the Annual Meeting. The Board of Directors is soliciting proxies to vote on behalf of all stockholders, whether or not they expect to be present at the virtual Annual Meeting. Each stockholder is encouraged to vote by proxy on the internet or by telephone as instructed on the enclosed proxy card or by completing the enclosed proxy card and mailing it in the return envelope enclosed for that purpose. Even if you vote by proxy on the internet, by telephone or by mail, you may revoke your proxy at any time prior to the Annual Meeting, and stockholders who are present at the virtual Annual Meeting may withdraw their proxies and vote virtually.

By Order of the Board of Directors

/S/ ERIC R. ARNESON

Eric R. Arneson, Secretary

Omaha, Nebraska

November 24, 2020

IMPORTANT: THE PROMPT RETURN OF PROXIES WILL SAVE THE COMPANY THE EXPENSE OF FURTHER SOLICITATION FOR PROXIES TO ENSURE A QUORUM AT THE ANNUAL MEETING.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to

be Held on January 5, 2021. The Proxy Statement for this Annual Meeting and Annual Report are available online at http://www.lindsayannualmeeting.com.

PROXY STATEMENT SUMMARY

Proxy Statement Summary

This Proxy Statement Summary is furnished to assist in your review of the matters to be acted upon at the Annual Meeting of Stockholders. The following information is only a summary, and you should read the entire Proxy Statement before voting. For more complete information on these topics, please review the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2020 and this Proxy Statement.

Voting Items

	Board Recommendation	Pages

Proposal 1 – Election of two (2) directors	FOR all nominees	3-33

Proposal 2 – Approval of the 2021 Employee Stock Purchase Plan	FOR	34

Proposal 3 – Ratification of appointment of independent registered public accounting firm for fiscal 2021	FOR	37

Proposal 4 – Advisory vote on executive compensation	FOR	38

Virtual Annual Meeting

Again this year, the Company will be conducting a virtual Annual Meeting of Stockholders via a live webcast. The Company was pleased with its use of this technology for its prior two Annual Meetings and continues to believe that hosting a virtual Annual Meeting enables increased stockholder attendance and participation while reducing the costs of holding the Annual Meeting. The Company also believes that hosting a virtual Annual Meeting best supports the health and safety of its stockholders, employees, and directors during the ongoing COVID-19 global pandemic. You will be able to attend the Annual Meeting online, vote your shares electronically, and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/LNN2021 and logging in with the 16-digit control number provided on your proxy card or through your broker or other nominee if you hold shares in “street name.” If you have difficulties during the check-in time or during the Annual Meeting, technicians will be ready to assist you with any difficulties you may encounter. If you encounter any difficulties accessing the Annual Meeting, please call the technical support number that will be posted on the Annual Meeting platform’s log-in page. The Company will endeavor to address as many stockholder-submitted questions as time permits that comply with the Annual Meeting’s rules of conduct. The Company reserves the right to edit any inappropriate language and to exclude questions regarding topics that are not pertinent to proposals or the Company’s business. If substantially repetitious questions are submitted, such questions may be grouped together and a single response may be provided to avoid repetition in the interest of time and fairness to all stockholders.

Fiscal 2020 Highlights

Fiscal 2020 was a year of transition, innovation, and achievement for the Company even as it experienced another year of difficult market conditions in the agriculture industry and addressed challenges and uncertainty caused by the COVID-19 global pandemic. The health and safety of employees remains the Company’s highest priority. At the onset of the pandemic, the Company mobilized quickly and implemented its business continuity plan, establishing work-from-home procedures and critical safety measures across the global organization while managing operations to minimize customer disruption and maintain continuity of supply. In terms of business impact, the Company experienced project delays but no order cancellations, and persevered to achieve the key goals of its Foundation for Growth initiative, the Company’s defined performance improvement plan announced in fiscal 2018. The Company also succeeded in driving increased innovation across the Company. Key highlights include:

•

The Company achieved the key financial objective of its Foundation for Growth initiative. The key financial objective of the Foundation for Growth initiative was to achieve operating margin performance of 11 percent to 12 percent in fiscal 2020, assuming a market environment similar to fiscal 2017. Since the

i

PROXY STATEMENT SUMMARY

Company announced this commitment, the agricultural market became more challenging than expected and the COVID-19 global pandemic adversely affected workforces, customers, economies, and financial markets globally, leading to economic uncertainty. In the face of these challenges and due in large part to the simplification of the Company’s business and its intensive strategic focus on implementing performance improvement initiatives, the Company achieved this key financial objective in fiscal 2020 – reaching operating margin performance in excess of 11 percent. The Company also realized significant improvement in its gross margin percentage in fiscal 2020 due to higher infrastructure revenues and successful margin improvement initiatives across all of its businesses.

•

The Company’s culture has transformed into a strength, as evidenced by its improved performance in organizational health. In addition to the aforementioned operating margin objective, the Company also focused on culture in its Foundation for Growth initiative. With the support of a third-party consultant’s organizational health survey, the Company established a baseline in February 2018 to help it understand where it had opportunities to help the organization and its employees execute better and increase their impact. The Company aspired to achieve first quartile culture performance as measured against approximately 2,000 companies that are used in the third-party consultant’s benchmarking exercise. In fiscal 2020, survey results affirmed the Company’s efforts in this area, as the Company achieved first quartile culture performance. The Company believes that its high-performing culture, which drives the Company through employee empowerment, team collaboration, and support and service to the greater community, is now a true strength.

•

The Company further solidified its commitment to sustainability. The Company’s focus on environmental, social, and governance initiatives was recently highlighted in its second annual Corporate Social Responsibility and Sustainability Highlights report, which describes the significant actions that the Company has taken to provide for sustainable long-term growth that will create value for all stakeholders. In fiscal 2020, the Company’s facility in South Africa ran almost exclusively on rainwater, furthering the Company’s global focus on sustainable practices in water conservation. The Company has also continued to develop a global corporate environmental, health, safety, and quality management system to provide all sites with overarching direction and initiatives to eliminate waste while delivering quality products on time and more efficiently. The system is being heavily influenced by the principles of lean manufacturing and is expected to launch in fiscal 2021 with standard practices and key performance indicators in the areas of energy, water, waste, and materials use.

ii

PROXY STATEMENT FOR FISCAL 2021 ANNUAL MEETING OF STOCKHOLDERS

Proxy Statement for

Fiscal 2021 Annual Meeting of

Stockholders

This Proxy Statement is furnished in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders of Lindsay Corporation (the “Company”) to be held virtually via a live webcast on Tuesday, January 5, 2021, at the time, on the website and for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. Only record holders of the Company’s common stock at the close of business on November 6, 2020 are entitled to vote at the virtual Annual Meeting.

The accompanying proxy is solicited on behalf of the Board of Directors of the Company and is revocable at any time before it is exercised by written notice of revocation delivered to the Secretary of the Company or by filing a later dated proxy with him. Furthermore, stockholders who are present at the virtual Annual Meeting may withdraw their proxies and vote virtually. All shares of the Company’s common stock represented by properly executed and unrevoked proxies will be voted by the Board of Directors of the Company in accordance with the directions given therein. Where no instructions are indicated, proxies will be voted in accordance with the recommendation of the Board of Directors with respect to each of the proposals set forth in this Proxy Statement for consideration at the Annual Meeting. Shares of common stock entitled to vote and represented by properly executed, returned and unrevoked proxies will be considered present at the virtual Annual Meeting for purposes of establishing a quorum, including shares with respect to which votes are withheld, abstentions are cast or there are broker non-votes.

The principal executive offices of the Company are located at 18135 Burke Street, Suite 100, Omaha, Nebraska 68022.

This Proxy Statement and the proxy cards are first being mailed to stockholders on or about November 24, 2020.

Voting Securities and Beneficial Ownership Thereof by Principal Stockholders, Directors and Officers

As of November 6, 2020, there were 10,865,246 shares of the Company’s common stock issued and outstanding. Each share of common stock is entitled to one vote upon each matter to be voted on at the Annual Meeting. There is no cumulative voting with respect to the election of directors.

The table below sets forth, as of November 6, 2020, the beneficial ownership of the Company’s common stock by each director, by each nominee to become a director, by each of the executive officers named in the Summary Compensation Table (the “Named Executive Officers”), and by all current executive officers and directors of the Company as a group. The shares beneficially owned by executive officers and directors of the Company represent approximately 1.5% of the total shares outstanding on the record date and entitled to vote at the Annual Meeting. The Board of Directors believes that all of such shares currently issued and outstanding will be present at the Annual Meeting and will be voted in accordance with the recommendation of the Board of Directors with respect to each proposal being considered at the Annual Meeting. The table below also sets forth the beneficial ownership of the Company’s common stock by each other stockholder believed by the Company to beneficially own more than 5% of the outstanding shares of the Company’s common stock based on a review of reports on Schedule 13D and Schedule 13G filed with the Securities and Exchange Commission with respect to the Company’s common stock.

PROXY STATEMENT FOR FISCAL 2021 ANNUAL MEETING OF STOCKHOLDERS

Beneficial ownership of the Company’s common stock is determined under the rules of the Securities and Exchange Commission and generally includes any shares over which a person exercises sole or shared voting or investment power. Shares of common stock subject to options currently exercisable or exercisable within 60 days of November 6, 2020 and restricted stock units that will be settled into shares of common stock within 60 days of November 6, 2020 are deemed to be outstanding and beneficially owned by the person, but such shares are not actually outstanding and may not be voted at the Annual Meeting.

Name	Number of Shares Beneficially Owned(1)	Percent of Class
Executive Officers, Directors, and Director Nominees

Robert E. Brunner, Director	7,012	*

Michael N. Christodolou, Director	22,896	*

Mary A. Lindsey, Director	1,882	*

Consuelo E. Madere, Director	2,742	*

Michael C. Nahl, Director and Chairman of the Board	6,450	*

David B. Rayburn, Director	5,873	*

Michael D. Walter, Director	9,670	*

Timothy L. Hassinger, Director, President and Chief Executive Officer	63,262(2)	*

Brian L. Ketcham, Senior Vice President and Chief Financial Officer	15,736(2)	*

Randy A. Wood, Director Nominee, President and Chief Executive Officer Elect, Current Chief Operating Officer, and Former President—Irrigation	19,943(2)	*

J. Scott Marion, President—Infrastructure	8,100(2)	*

All current executive officers and directors as a group (12 persons)	164,770(2)	1.5%
Other Stockholders

BlackRock Inc.(3)	1,715,648	15.8%

Vanguard Group, Inc.(4)	1,222,682	11.3%

Royce & Associates, LLC(5)	865,531	8.0%

Nuance Investments, LLC(6)	777,407	7.2%

Impax Asset Management Group plc(7)	718,013	6.6%

Neuberger Berman Group LLC(8)	634,112	5.8%

*	Represents less than 1% of the outstanding shares of the Company’s common stock.

(1)	Each stockholder not shown as being part of a group owns all outstanding shares directly and has sole voting and investment power over such shares, or shares such power with a spouse.

(2)

Includes 35,712; 10,649; 10,459; 4,384; and 61,979 shares which may be acquired currently or within 60 days of November 6, 2020 pursuant to the exercise of options by Messrs. Hassinger, Ketcham, Wood, Marion and the current executive officers and directors as a group, respectively.

(3)	The address for this stockholder is 55 East 52nd Street, New York, New York 10055.

(4)	The address for this stockholder is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(5)	The address for this stockholder is 745 Fifth Avenue, New York, New York 10151.

(6)	The address for this stockholder is 4900 Main Street, Suite 220, Kansas City, Missouri 64112.

(7)	The address for this stockholder is 7th Floor, 30 Panton Street, London, SW1Y 4AJ.

(8)	The address for this stockholder is 1290 Avenue of the Americas, New York, New York 10104.

PROPOSAL 1 ELECTION OF DIRECTORS

Proposal 1 Election of Directors

The Company’s Certificate of Incorporation requires that the Board of Directors be divided into three classes that are elected to the Board on a staggered basis for three-year terms. At the Annual Meeting, the terms of three directors will terminate and stockholders will be voting on nominees to fill two positions on the Board. The third directorship has been eliminated as a result of a decision to reduce the total number of directors constituting the entire Board of Directors from eight to seven. Accordingly, the Board of Directors, upon recommendations made by the Corporate Governance and Nominating Committee, has nominated Robert E. Brunner and Randy A. Wood to serve as directors for terms ending at the Fiscal 2024 Annual Meeting.

The terms of Messrs. Brunner and Wood will expire as of the date of the Annual Meeting. Mr. Brunner is a current member of the Board of Directors. Mr. Wood has been appointed to succeed Timothy L. Hassinger as a member of the Board of Directors and as the Company’s President and Chief Executive Officer effective January 1, 2020, immediately following Mr. Hassinger’s retirement on December 31, 2020. Michael D. Walter, a current director whose term also expires as of the date of the Annual Meeting, previously announced that he will not stand for re-election when his term expires at the Annual Meeting. Each of Messrs. Brunner and Wood has expressed an intention to serve, if elected. The Board of Directors knows of no reason why either of them might be unavailable to continue to serve, if elected. There are no arrangements or understandings between Messrs. Brunner or Wood, on the one hand, and any other person, on the other hand, pursuant to which they were nominated to serve on the Board of Directors.

The election of a director requires the affirmative vote of a plurality of the votes cast virtually or by proxy by persons entitled to vote at the Annual Meeting. Consequently, votes withheld and broker non-votes with respect to the election of directors will have no impact on the election of directors. If Mr. Brunner or Mr. Wood is unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute nominee as the Corporate Governance and Nominating Committee may recommend to the Board of Directors. Proxies cannot be voted for a greater number of persons than the two director nominees named in this proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF MESSRS. BRUNNER AND WOOD AS DIRECTORS OF THE COMPANY WITH TERMS ENDING AT THE FISCAL 2024 ANNUAL MEETING.

PROPOSAL 1 ELECTION OF DIRECTORS

Board of Directors and Committees

The following sets forth certain information regarding the directors and director nominees of the Company, including the two persons who have been nominated to serve for new terms expiring at the Fiscal 2024 Annual Meeting. Information is also provided concerning each director’s and each director nominee’s specific experience, qualifications, attributes or skills that led the Board of Directors to conclude that each of them should serve as a director of the Company. The Board of Directors has determined that each of the non-employee directors, Messrs. Brunner, Christodolou, Lindsey, Madere, Nahl, Rayburn, and Walter, are independent directors of the Company under the listing standards adopted by the New York Stock Exchange (“NYSE”).

NOMINEES FOR ELECTION – Terms to expire at the Fiscal 2024 Annual Meeting

Robert E. Brunner

Age: 63

Director Since: 2013

Independent

Key skills and experience

•  Business management and development

•  International operations

•  Mergers and acquisitions

•  Accounting principles, internal controls and audit committee functions

Board Committee Membership • Audit Committee (financial expert) • Human Resources and Compensation Committee (Chairman) Other Current Directorships • NN, Inc. • Leggett & Platt, Inc.

Robert E. Brunner, age 63, was an Executive Vice President of Illinois Tools Works, Inc., a diversified manufacturer of advanced industrial technology, from 2006 until his retirement in 2012. Prior to that position, Mr. Brunner was President, Global Automotive Fasteners from 2005 to 2006 and President, North American Automotive Fasteners from 2003 to 2005. Prior to that, Mr. Brunner held a variety of positions within Illinois Tools Works, Inc. including general management, operations management and sales & marketing. Mr. Brunner currently serves as Chairman of the Board of Directors of NN, Inc. and as a member of the Board of Directors of Leggett & Platt, Inc. Mr. Brunner serves as Chairman of the Compensation Committee and as a member of the Nominating and Corporate Governance Committee of Leggett & Platt, Inc. Mr. Brunner has been a director of the Company since 2013 and also serves as the Chairman of the Company’s Human Resources and Compensation Committee and as a member of the Company’s Audit Committee. Mr. Brunner’s extensive experience in business management and development, international operations and mergers and acquisitions provide him with the relevant experience to serve on the Company’s Board of Directors. These experiences have given Mr. Brunner an understanding of accounting principles, internal controls and audit committee functions; as a result the Board has determined that he qualifies as an audit committee financial expert.

Randy A. Wood

Age: 48

Director Since: Appointment Effective January 1, 2021

Key skills and experience

•  Experience in leading domestic and international irrigation businesses

•  Building capabilities through innovation and technology

Board Committee Membership • None Other Current Directorships • None

Randy A. Wood, age 48, has been appointed to serve as the President and Chief Executive Officer of the Company, effective January 1, 2021. Mr. Wood has also been appointed to serve as a director of the Company, effective January 1, 2021, and he will be the only executive officer serving on the Board of Directors. Mr. Wood has been employed by the Company since March 2008. Since September 2020, Mr. Wood has served as Chief Operating Officer of the Company. From May 2016 until his appointment as Chief Operating Officer, Mr. Wood served as the Company’s President – Irrigation. Between October 2013 and May 2016, Mr. Wood served as the Company’s President – International Irrigation. Between February 2012 and October 2013, Mr. Wood served as the Company’s Vice President – Americas / ANZ Sales and Marketing. Between March 2008 and February 2012, Mr. Wood served as the Company’s Vice President – North America Irrigation Sales. Prior to joining the Company in March 2008, Mr. Wood spent 11 years with Case Corporation / CNH Global including roles as the Senior Director of Marketing, Case IH Tractors, and Senior Director of Sales and Marketing, Parts and Service. Mr. Wood’s extensive experience in leading domestic and international irrigation businesses enables him to provide the Board of Directors with expert advice on a wide range of issues in the industries in which the Company operates. As an experienced Company executive who will serve as the Company’s next President and Chief Executive Officer, Mr. Wood will continue to provide the Board of Directors with valuable insight into the Company’s day-to-day operations and achievements.

PROPOSAL 1 ELECTION OF DIRECTORS

DIRECTORS CONTINUING IN OFFICE

Michael N. Christodolou

Age: 59

Director Since: 1999

Independent

Key skills and experience

•  Investment management

•  Corporate strategy

•  Capital structure

•  Mergers and acquisitions

•  Capital markets

•  Accounting principles, internal controls and audit committee functions

Board Committee Membership

•  Audit Committee (financial expert)

•  Human Resources and Compensation Committee

Other Current Directorships

•  NETSTREIT Corp.

Current Board Term Ends

•  Fiscal 2023 Annual Meeting

Michael N. Christodolou, age 59 (current term to expire at the Fiscal 2023 Annual Meeting), is the Manager of Inwood Capital Management, LLC, an investment management firm he founded in 2000. From 1988 to 1999, Mr. Christodolou was employed by Bass Brothers/Taylor & Company, an investment firm associated with the Bass family of Fort Worth, Texas. Since 2020, Mr. Christodolou has served as a member of the Board of Directors of NETSTREIT Corp., a publicly-traded REIT that acquires, owns, and manages single-tenant triple net lease e-commerce resistant retail commercial real estate, where he is a member of its Audit Committee and Investment Committee. From 2016 until it was acquired in December 2017, Mr. Christodolou served on the Board of Directors of Omega Protein Corporation, a nutritional products company. From 2015 to 2016, Mr. Christodolou served on the Board of Directors of Farmland Partners, Inc., a publicly-traded REIT that acquires and owns high-quality North American farmland. Mr. Christodolou also previously served on the Board of Directors of XTRA Corporation from 1998 until 2001 when it was acquired by Berkshire Hathaway Inc. Mr. Christodolou has been a director of the Company since 1999 and served as Chairman of the Board from 2003 to January 2015. He currently serves as a member of each of the Company’s Audit Committee and Human Resources and Compensation Committee. Mr. Christodolou has over 35 years of experience in investment management and working with the management teams and boards of public companies on matters including corporate strategy, capital structure and mergers and acquisitions. His knowledge of the investment and capital markets and his experience as a director of public companies provide him with the relevant experience to serve on the Company’s Board of Directors. These experiences have given Mr. Christodolou an understanding of accounting principles, internal controls and audit committee functions; as a result, the Board has determined that he qualifies as an audit committee financial expert.

Mary A. Lindsey

Age: 65

Director Since: 2018

Independent

Key skills and experience

•  Investor relations

•  International M&A

•  Knowledge of corporate finance, taxation and accounting

•  Legal experience

•  Accounting principles, internal controls and audit committee functions

Board Committee Membership

•  Audit Committee (financial expert)

•  Corporate Governance and Nominating Committee

Other Current Directorships

•  Methode Electronics, Inc.

•  Orion Engineered Carbons S.A.

Current Board Term Ends

•  Fiscal 2022 Annual Meeting

Mary A. Lindsey, age 65 (current term to expire at the Fiscal 2022 Annual Meeting), is the retired Senior Vice President and Chief Financial Officer of Commercial Metals Company, a global manufacturer and recycler of steel and other metals. Ms. Lindsey joined Commercial Metals Company in September 2009 as Vice President-Tax. She was subsequently appointed Commercial Metals Company’s Vice President-Tax and Investor Relations in June 2015, Vice President and Chief Financial Officer in January 2016, and Senior Vice President and Chief Financial Officer in September 2017. In connection with Ms. Lindsey’s planned retirement from Commercial Metals Company, Ms. Lindsey stepped down as Senior Vice President and Chief Financial Officer in August 2019. Prior to joining Commercial Metals Company, Ms. Lindsey served as Vice President Tax and Tax Counsel for Albany International Corp., a global advanced textiles and materials processing company, from March 2006 to September 2009, and from January 2005 to March 2006, Ms. Lindsey was an attorney at Baker & Hostetler LLP, a national law firm. In addition, Ms. Lindsey served in various roles, including Vice President Tax and Tax Counsel, Legal Counsel responsible for global M&A and intellectual property, and General Manager of Corporate M&A, at The Timken Company, a global manufacturer of bearings, transmissions, gearboxes, and related components, from January 1985 to January 2005. Since 2020, Ms. Lindsey has served as a member of the Boards of Directors and the Audit Committees of Methode Electronics, Inc. and Orion Engineered Carbons S.A. Ms. Lindsey has been a director of the Company since 2018 and currently serves as Chairperson of the Company’s Audit Committee and as a member of the Company’s Corporate Governance and Nominating Committee. Ms. Lindsey’s experience in investor relations and international M&A, as well as her knowledge of corporate finance, taxation and accounting, provide her with the relevant experience to serve on the Company’s Board of Directors. These experiences have given Ms. Lindsey an understanding of accounting principles, internal controls and audit committee functions; as a result, the Board has determined that she qualifies as an audit committee financial expert.

PROPOSAL 1 ELECTION OF DIRECTORS

Consuelo E. Madere

Age: 60

Director Since: 2018

Independent

Key skills and experience

•  Management consulting and executive coaching

•  Domestic and global experience spanning manufacturing, strategy, technology, business development, profit and loss responsibility, and general management

•  Public company director experience

Board Committee Membership

•  Corporate Governance and Nominating Committee

•  Human Resources and Compensation Committee

Other Current Directorships

•  Nutrien

•  S&W Seed Company

Current Board Term Ends

•  Fiscal 2022 Annual Meeting

Consuelo E. Madere, age 60 (current term to expire at the Fiscal 2022 Annual Meeting), is the President of Proven Leader Advisory, LLC, a management consulting and executive coaching firm she founded in 2014. She is a former executive officer of Monsanto Company, a leading global provider of innovative, sustainable agricultural solutions. She retired from Monsanto in 2013 as Vice President of the company’s Global Vegetables and Asia commercial businesses and was a member of the Chief Executive Officer’s executive leadership team. Ms. Madere currently serves as a member of the Board of Directors of Nutrien and S&W Seed Company, where she chairs the Nominations and Governance Committee of both companies and is a member of the Safety & Sustainability Committee at Nutrien and the Compensation Committee at S&W Seed Company. From 2014 to 2018, Ms. Madere served as a member of the Board of Directors of PotashCorp and was a member of the Audit Committee and the Safety, Health and Environment Committee. Ms. Madere has been a director of the Company since 2018 and currently serves as Chairperson of the Company’s Corporate Governance and Nominating Committee and as a member of the Company’s Human Resources and Compensation Committee. Ms. Madere’s 30-plus years of domestic and global experience at Monsanto, spanning manufacturing, strategy, technology, business development, profit and loss responsibility and general management, along with her service as a director of public companies, provide her with the relevant experience to serve on the Company’s Board of Directors.

Michael C. Nahl

Age: 78

Director Since: 2003

Independent

Key skills and experience

•  Senior financial executive experience

•  Knowledge of international operations and corporate finance

•  Accounting principles, internal controls and audit committee functions

Board Committee Membership • Audit Committee (financial expert) Other Current Directorships • None Current Board Term Ends • Fiscal 2022 Annual Meeting

Michael C. Nahl, age 78 (current term to expire at the Fiscal 2022 Annual Meeting), is the retired Executive Vice President and Chief Financial Officer of Albany International Corp., the world’s largest manufacturer of custom-designed engineered fabrics called paper machine clothing. Mr. Nahl joined Albany International Corp. in 1981 as Group Vice President, Corporate, served as Senior Vice President and Chief Financial Officer from 1983 to 2005 and was appointed as Executive Vice President in 2005. Mr. Nahl retired as Executive Vice President and Chief Financial Officer of Albany International Corp. in September 2009. Mr. Nahl previously served as a director of Trans World Entertainment Corporation from 2011 until 2020, and served as Chairman of its Compensation Committee and as a member of its Audit Committee (of which he was Chairman until 2015) and Nominating and Corporate Governance Committee at the time of his retirement. Mr. Nahl also previously served on the Board of Directors of Graftech International Ltd. from 1999 until 2013, and also served as Chairman of its Audit Committee. Mr. Nahl has been a director of the Company since 2003 and has served as the Chairman of the Board of Directors since January 2015. He is also a member of the Company’s Audit Committee. Mr. Nahl’s experience as a senior financial executive of a multinational public company and previously as Chairman of the Audit Committee of public companies, along with his knowledge of international operations and corporate finance, provide him with the relevant experience to serve on the Company’s Board of Directors. These experiences have given Mr. Nahl an understanding of accounting principles, internal controls and audit committee functions; as a result, the Board has determined that he qualifies as an audit committee financial expert.

PROPOSAL 1 ELECTION OF DIRECTORS

David B. Rayburn

Age: 72

Director Since: 2014

Independent

Key skills and experience

•  Manufacturing

•  International markets

•  M&A

•  Accounting principles, internal controls and audit committee functions

Board Committee Membership

•  Audit Committee (financial expert)

•  Human Resources and Compensation Committee

Other Current Directorships

•  Twin Disc, Inc.

Current Board Term Ends

•  Fiscal 2023 Annual Meeting

David B. Rayburn, age 72 (current term to expire at the Fiscal 2023 Annual Meeting), is the retired President and Chief Executive Officer of Modine Manufacturing Company, a publicly-traded thermal management company that designs, manufactures and tests heat transfer products. Mr. Rayburn was the President and Chief Executive Officer and a Director of Modine Manufacturing Company from January 2003 until March 2008 when Mr. Rayburn retired. From 2002 to January 2003 Mr. Rayburn served as the President and Chief Operating Officer of Modine Manufacturing Company. From 1991 to 2002, he served in various executive roles at Modine Manufacturing Company including Executive Vice President, Vice President and General Manager. Mr. Rayburn currently serves as Chairman of the Board of Directors of Twin Disc, Inc., a publicly-traded company that designs and manufactures marine and heavy duty, off-highway power transmission equipment. Mr. Rayburn previously served on the Board of Directors of Creative Foam Corporation from 2009 to 2017, on the Board of Directors of Jason, Inc. from 2001 to 2010, and on the Board of Directors of Unico, Inc., from 2008 to 2010. Mr. Rayburn has been a director of the Company since 2014 and he is also a member of each of the Company’s Audit Committee and Human Resources and Compensation Committee. Mr. Rayburn’s strong background in manufacturing, international markets and acquisitions, combined with his corporate governance experience serving on public company boards, provide him with the relevant experience to serve on the Company’s Board of Directors. These experiences have given Mr. Rayburn an understanding of accounting principles, internal controls and audit committee functions; as a result, the Board has determined that he qualifies as an audit committee financial expert.

DIRECTORS NOT CONTINUING IN OFFICE

Timothy L. Hassinger Age: 58 Director Since: 2017 Key skills and experience • Experience in leading agriculture-based businesses • Domestic and international growth opportunities	Board Committee Membership • None Other Current Directorships • AGDATA (privately held) Anticipated Retirement from Board • December 31, 2020

Timothy L. Hassinger, age 58, is the President and Chief Executive Officer of the Company, a position he has held since October 2017 and from which he is retiring effective December 31, 2020. Mr. Hassinger has also been a director of the Company since October 2017 and will continue to serve as a director until his retirement on December 31, 2020. He is the only executive officer of the Company currently serving on the Board of Directors. Prior to joining the Company and since May 2014, Mr. Hassinger served as President and Chief Executive Officer of Dow AgroSciences, an Indianapolis-based subsidiary of The Dow Chemical Company, which specializes in agricultural chemicals and biotechnology solutions. During his 33-year career at Dow AgroSciences, Hassinger held a series of senior leadership positions across a variety of domestic and international business units. Prior to becoming President and Chief Executive Officer of Dow AgroSciences in May 2014, he served as its Global Commercial Leader from February 2013 to April 2014 and as Vice President for its Crop Protection Global Business Unit from August 2009 to April 2014. Previously, he served as Vice President for the Dow AgroSciences business in the Europe, Latin America, and Pacific regions from 2007 to 2009. In 2005, he moved to Shanghai, where he served as Regional Commercial Unit Leader for Greater China. Mr. Hassinger currently serves as a member of the Board of Directors of AGDATA. Mr. Hassinger received his Bachelor of Science degree in Agricultural Economics from the University of Illinois. Mr. Hassinger’s extensive experience in leading global agriculture-based businesses has enabled him to provide the Board of Directors with expert advice on a wide range of issues in the industries in which the Company operates, as well as guidance in evaluating domestic and international growth opportunities. As the Company’s current President and Chief Executive Officer, Mr. Hassinger has provided the Board of Directors with valuable insight into the Company’s day-to-day operations and achievements.

PROPOSAL 1 ELECTION OF DIRECTORS

Michael D. Walter

Age: 71

Director Since: 2009

Independent

Key skills and experience

•  Senior executive experience

•  Risk management

•  Strategic development

•  Management of public and governmental affairs

Board Committee Membership

•  Corporate Governance and Nominating Committee

•  Human Resources and Compensation Committee

Other Current Directorships

•  Richardson International (privately held)

Anticipated Retirement from Board

•  Fiscal 2021 Annual Meeting

Michael D. Walter, age 71, is the President of Mike Walter & Associates, a risk management consulting firm providing strategic guidance in general business and economic trends. Prior to forming Mike Walter & Associates in 2006, Mr. Walter served in various leadership positions, most recently as Senior Vice President, Economic & Commercial Affairs, with ConAgra Foods, a large agribusiness conglomerate. Mr. Walter currently serves on the Board of Directors of Richardson International. Mr. Walter previously served on the Board of Directors of AgroTech Foods from 2006 until 2016 and on the Board of Directors of the Chicago Board of Trade from 2000 until 2007. Mr. Walter has been a director of the Company since 2009 and will continue to serve as a director until the Fiscal 2021 Annual Meeting. Mr. Walter also currently serves as a member of each of the Company’s Corporate Governance and Nominating Committee and Human Resources and Compensation Committee. Through his experience as a senior executive at ConAgra Foods and as a director of various companies in the agribusiness and commodities markets, Mr. Walter has gained significant experience in risk management oversight, strategic development and management of public and governmental affairs, all of which have provided him with the relevant experience to serve on the Company’s Board of Directors.

Information regarding executive officers of the Company is found in the Company’s Annual Report which has been supplied with this Proxy Statement.

Corporate Governance

The Board of Directors operates pursuant to the provisions of the Company’s Certificate of Incorporation and By-Laws as well as a set of Corporate Governance Principles which address a number of items, including the qualifications for serving as a director, the responsibilities of directors and board committees and the compensation of directors. The Company has adopted a Code of Ethical Conduct that applies to the Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer and Corporate Controller, as required by Section 406 of the Sarbanes-Oxley Act of 2002. Additionally, the Company maintains a Code of Business Conduct and Ethics for all persons associated with the Company, including its directors, officers and employees, which complies with the listing standards adopted by the New York Stock Exchange. Both of these codes and the Company’s Corporate Governance Principles are available on the Company’s website at http://www.lindsay.com under the Investor Relations tab and are available in print to any stockholder who submits a request in writing to the Secretary of the Company.

The Board of Directors conducts its business through meetings and actions taken by written consent in lieu of meetings. During the fiscal year ended August 31, 2020, the Board of Directors held ten meetings. During fiscal 2020, each director attended at least 75% of the aggregate of (i) the total number of meetings of the Board of Directors held during the period of such member’s service and (ii) the total number of meetings of the committees of the Board of Directors on which he or she served held during the period of such member’s service.

The Company’s independent directors normally meet in executive session at each regularly scheduled Board meeting. The Chairman of the Board, currently Mr. Nahl, an independent director, serves as the presiding director at each executive session of the independent directors.

Hedging and Pledging. The Board of Directors has adopted Corporate Governance Principles prohibiting directors and executive officers from pledging Company securities as collateral for any outstanding obligation. Directors and executive officers are also prohibited from trading in derivative securities of Company securities, engaging in short sales of Company securities, or purchasing any other financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds) that are designed to hedge or offset any decrease in the market value of Company securities.

Board Leadership Structure

The Company’s Corporate Governance Principles provide that the position of Chairman of the Board of Directors be held by an independent director and, accordingly, the same individual cannot serve as both the Chairman of the Board and as the Company’s Chief Executive Officer. This policy is designed to facilitate the ability of the Board of Directors to

PROPOSAL 1 ELECTION OF DIRECTORS

perform the important functions of providing independent oversight of management and to address risks faced by the Company. This policy also allows the Chairman to convene executive sessions with independent directors without the need for a separate director to discharge the role of a presiding director.

Board’s Role in Risk Oversight

Management has the primary responsibility for identifying and managing the risks to which the Company is subject, under the oversight of the Board of Directors. Among other things, the Board of Directors considers risks presented by business strategy, competition, regulation, compensation plans, global economic conditions, general industry trends including the disruptive impact of technological change, capital structure and allocation, and mergers and acquisitions. The Board of Directors as a whole has the primary responsibility for performing this oversight function. The Company’s three standing committees are also responsible for the assessment of risks associated with the general subject matters for which those standing committees have responsibility. The Board’s risk oversight process includes close interaction with the Company’s internal auditors and is facilitated by an annual risk assessment prepared by management. The Company has engaged the accounting firm of Deloitte & Touche LLP to assist the Company’s internal auditors in the design, execution and preparation of reports with respect to the Company’s overall internal audit plan. Deloitte & Touche LLP also assists the Company’s internal auditors in the performance of certain other internal audit services and in the provision of regular updates to the Audit Committee regarding its services and testing results. The goal of the Board’s risk evaluation process is to identify any activities that create risks that may not be appropriate for the Company, quantify the magnitude of these risks and work with management to develop a plan to mitigate these risks.

Committees of the Board of Directors

The Board of Directors has established an Audit Committee, a Human Resources and Compensation Committee, and a Corporate Governance and Nominating Committee.

Audit Committee. The primary purpose of the Audit Committee is to assist the Board of Directors in the oversight of (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the independent auditor’s qualifications and independence, and (iv) the performance of the Company’s internal audit function. The Audit Committee is responsible for selecting, compensating and evaluating the Company’s independent auditor. Specific functions performed by the Audit Committee include reviewing periodically with the independent auditor the performance of the services for which they are engaged, reviewing the scope of the annual audit and its results, reviewing the Company’s annual financial statements and quarterly financial statements with management and the independent auditor, reviewing the scope and results of the Company’s internal audit function, and reviewing the adequacy of the Company’s internal accounting controls with management and the independent auditor. The Audit Committee operates under a written charter adopted by the Board of Directors which is available on the Company’s website at http://www.lindsay.com under the Investor Relations tab and is available in print to any stockholder who submits a request in writing to the Secretary of the Company. The charter meets the requirements of the listing standards adopted by the New York Stock Exchange.

The Audit Committee is currently comprised of Directors Lindsey (Chairperson), Brunner, Christodolou, Nahl, and Rayburn, each of whom the Board of Directors has been determined to be independent under the listing standards adopted by the New York Stock Exchange, and each of whom the Board of Directors has also determined to qualify as an “audit committee financial expert” under the rules of the Securities and Exchange Commission. Effective January 7, 2020, Mr. Brunner was appointed as a member of the Audit Committee and Ms. Lindsey was appointed to succeed Mr. Christodolou as Chairperson of the Audit Committee. During fiscal 2020, the Audit Committee held five meetings.

Human Resources and Compensation Committee. The Human Resources and Compensation Committee is responsible for providing oversight of the Company’s human resource programs, executive compensation and benefit programs. The Human Resources and Compensation Committee reviews and approves the Company’s compensation policies, benefit plans, employment agreements, salary levels, bonus payments, and awards pursuant to the Company’s management incentive plans for its executive officers and other appointed officers. The Human Resources and Compensation Committee approves all individual grants and awards under the Company’s long-term equity incentive plans; provided, however, that the Human Resources and Compensation Committee has delegated limited authority to the Company’s Chief Executive Officer to make certain time-vested restricted stock unit awards to non-officer employees. The Human Resources and Compensation Committee also reviews compensation for non-employee directors and recommends changes in such compensation to the Board of Directors. The Human Resources and Compensation Committee is specifically responsible for determining the compensation of the Company’s Chief Executive Officer and

PROPOSAL 1 ELECTION OF DIRECTORS

conducts an annual performance evaluation of the Chief Executive Officer. The Company’s Chief Executive Officer makes recommendations to the Human Resources and Compensation Committee regarding the compensation paid to executive officers and other appointed officers. However, the final authority for setting executive officer compensation rests with the Human Resources and Compensation Committee. The Human Resources and Compensation Committee has the discretion to delegate specific responsibilities to the Human Resources and Compensation Committee Chair, any other Human Resources and Compensation Committee member(s) or subcommittees as the Human Resources and Compensation Committee may establish from time to time.

The Human Resources and Compensation Committee has retained external compensation consulting firms to assist and advise it on particular matters. During fiscal 2020, the Company received independent compensation consulting services from Meridian Compensation Partners, LLC (“Meridian”). Meridian was engaged directly by the Human Resources and Compensation Committee, but its fees were paid by the Company. The nature and scope of Meridian’s engagement with respect to the Human Resources and Compensation Committee’s decisions regarding fiscal 2020 executive and director compensation are described under “Compensation Discussion and Analysis” found later in this Proxy Statement.

The Human Resources and Compensation Committee operates under a written charter adopted by the Board of Directors which is available on the Company’s website at http://www.lindsay.com under the Investor Relations tab and is available in print to any stockholder who submits a request in writing to the Secretary of the Company. The charter meets the requirements of the listing standards adopted by the New York Stock Exchange. The Human Resources and Compensation Committee is currently comprised of Directors Brunner (Chairman), Christodolou, Madere, Rayburn and Walter, each of whom has been determined to be independent by the Board of Directors under the listing standards adopted by the New York Stock Exchange. Mr. Walter will cease to serve on the Human Resources and Compensation Committee when his current term as a director expires. During fiscal 2020, the Human Resources and Compensation Committee held five meetings.

Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee is responsible for making recommendations to the Board of Directors of persons to serve as directors of the Company and as chairmen and members of committees of the Board of Directors and for reviewing and recommending changes in the general Corporate Governance Principles of the Company. It also oversees the annual evaluation by the Board of Directors to determine whether the Board and its committees are functioning effectively. The Corporate Governance and Nominating Committee operates under a written charter adopted by the Board of Directors which is available on the Company’s website at http://www.lindsay.com under the Investor Relations tab and is available in print to any stockholder who submits a request in writing to the Secretary of the Company. The charter meets the requirements of the listing standards adopted by the New York Stock Exchange.

The Corporate Governance and Nominating Committee identifies nominees to serve as a director of the Company through a combination of suggestions made by independent search firms, directors and stockholders. The Corporate Governance and Nominating Committee will consider director nominees for next year’s Annual Meeting recommended by stockholders which are submitted in writing, complete with biographical and business experience information regarding the nominee, to the Secretary of the Company by October 7, 2021. Candidates for directors are evaluated based on their independence, character, judgment, diversity of experience, financial and/or business acumen, ability to represent and act on behalf of all stockholders, and the needs of the Board. The Corporate Governance and Nominating Committee does not have a formal policy on diversity with regard to consideration of director nominees, but the Corporate Governance and Nominating Committee considers diversity in its selection of nominees and seeks to have a Board that reflects a diverse range of views, backgrounds and experience. The Corporate Governance and Nominating Committee uses the same criteria to evaluate its own nominees for director as it does for persons nominated by Company stockholders.

The Corporate Governance and Nominating Committee is currently comprised of Directors Madere (Chairperson), Lindsey, and Walter, each of whom has been determined to be independent by the Board of Directors under the listing standards adopted by the New York Stock Exchange. Ms. Lindsey was appointed as a member of the Corporate Governance and Nominating Committee effective January 7, 2020, at which time Mr. Brunner ceased to serve as a member of the Corporate Governance and Nominating Committee. Mr. Walter will cease to serve on the Corporate Governance and Nominating Committee when his current term as a director expires. During fiscal 2020, the Corporate Governance and Nominating Committee held four meetings.

PROPOSAL 1 ELECTION OF DIRECTORS

Related Party Transactions

The Board of Directors has adopted a written policy regarding the review, approval or ratification of related party transactions. Under the policy, all such related party transactions must be pre-approved by the Audit Committee or ratified by the Audit Committee if pre-approval is impracticable. Under the policy, certain transactions are excluded from the definition of related party transaction, including (i) transactions available to all employees generally, (ii) director and officer compensation approved by the Human Resources and Compensation Committee and/or Board of Directors, as applicable, (iii) transactions in the ordinary course of the Company’s business that are on substantially the same terms as those prevailing at the time for comparable products and services to unrelated third parties, and (iv) certain transactions with other companies where the related party’s only relationship is as an employee (other than an executive officer), director or beneficial owner of less than 5% of that company’s shares, if the aggregate amount involved during the fiscal year does not exceed the greater of $1,000,000 or 2% of that company’s total annual revenues. In determining whether to approve or ratify a related party transaction, the Audit Committee will consider, among other factors, whether the terms of the transaction are fair to the Company, whether the transaction would present an improper conflict of interest for any director, officer or other related party, or whether the transaction would impair the independence of an outside director. Any Audit Committee member who has an interest in a transaction under discussion must abstain from voting on the proposed transaction.

Compensation Discussion and Analysis

Executive Summary.

Compensation Philosophy and Overview. The overall goal of the Company’s compensation policy is to maximize stockholder value by attracting, retaining and motivating the executive officers who are critical to the Company’s long-term success. The Board’s Human Resources and Compensation Committee (the “Committee”) believes that executive compensation should be designed to promote both the short-term and long-term economic goals of the Company. Accordingly, an important component of the Committee’s compensation philosophy is to closely align the financial interests of the Company’s executive officers with those of the Company’s stockholders. The Committee also believes that executive compensation should be designed to promote a culture that drives the Company through employee empowerment and collaboration and, accordingly, a component of the Company’s executive compensation practice is designed to focus executive attention on improving the Company’s organizational health as compared to a benchmark of other companies.

In order to implement its compensation philosophy, the Committee has determined that the total compensation program for executive officers should consist of the following components:

•	Base salaries to reflect responsibility, experience, tenure and performance of key executives, as well as the scarcity of qualified executives for key positions;

•	Annual cash incentive awards to reward performance against short-term corporate, business unit and/or individual objectives;

•	Long-term equity incentive compensation to emphasize longer-term strategic objectives and align the interests of executives with those of stockholders; and

•	Other benefits as appropriate to be competitive in the marketplace.

Fiscal 2020 Business Highlights. Fiscal 2020 was a year of transition, innovation, and achievement for the Company even as it experienced another year of difficult market conditions in the agriculture industry and addressed challenges and uncertainty caused by the COVID-19 global pandemic. The Company achieved the key goals of its Foundation for Growth initiative, the Company’s defined performance improvement plan announced in fiscal 2018. The Company also succeeded in driving increased innovation across the Company.

The Company achieved the key financial objective of its Foundation for Growth initiative, which was to achieve operating margin performance of 11 percent to 12 percent in fiscal 2020, assuming a market environment similar to fiscal 2017. Since the Company announced this commitment, the agricultural market became more challenging than expected and the COVID-19 global pandemic adversely affected workforces, customers, economies, and financial markets globally, leading to economic uncertainty. In the face of these challenges and due in large part to the simplification of the Company’s business and its intensive strategic focus on implementing performance improvement initiatives, the Company achieved this key financial objective in fiscal 2020 – reaching operating margin performance in excess of 11 percent. The Company also realized significant improvement in its gross margin percentage in fiscal 2020 due to higher infrastructure revenues and successful margin improvement initiatives across all of its businesses.

PROPOSAL 1 ELECTION OF DIRECTORS

The Company’s culture has also transformed into a strength, as evidenced by its improved performance in organizational health. In addition to the aforementioned operating margin objective, the Company also focused on culture in its Foundation for Growth initiative. With the support of a third-party consultant’s organizational health survey, the Company established a baseline in February 2018 to help it understand where it had opportunities to help the organization and its employees execute better and increase their impact. The Company aspired to achieve first quartile culture performance as measured against approximately 2,000 companies that are used in the third-party consultant’s benchmarking exercise. In fiscal 2020, survey results affirmed the Company’s efforts in this area, as the Company achieved first quartile culture performance.

The Company further solidified its commitment to sustainability. The Company’s focus on environmental, social, and governance initiatives was recently highlighted in its second annual Corporate Social Responsibility and Sustainability Highlights report, which describes the significant actions that the Company has taken to provide for sustainable long-term growth that will create value for all stakeholders. In fiscal 2020, the Company’s facility in South Africa ran almost exclusively on rainwater, furthering the Company’s global focus on sustainable practices in water conservation. The Company has also continued to develop a global corporate environmental, health, safety, and quality management system to provide all sites with overarching direction and initiatives to eliminate waste while delivering quality products on time and more efficiently. The system is being heavily influenced by the principles of lean manufacturing and is expected to launch in fiscal 2021 with standard practices and key performance indicators in the areas of energy, water, waste, and materials use.

Fiscal 2020 Total Compensation Program. The Company retained the robust changes it made in fiscal 2019 to its short-term and long-term incentive compensation programs for its executive officers. Specific changes retained include:

•	Annual Cash Incentive Awards.

•

Retained an operating margin financial performance measure in lieu of “return on invested capital,” which avoids the overlapping of performance measures with performance stock units and which incentivizes executives to continue to improve operating efficiency and profitability.

•

Maintained the reduced “threshold” and “intermediate” financial performance payout amounts of 25% and 50%, respectively, in order to maintain last year’s reduction of the rewards payable for performance below expectations.

•

In lieu of individual performance measures, the Company again used strategic goal performance objectives designed to focus executive attention on improving the Company’s organizational health as compared to a benchmark of other companies. This focus on organizational health is aimed at creating and sustaining a culture that drives the Company through employee empowerment, team collaboration, and support and service to the greater community as part of the Company’s Foundation for Growth efforts.

•	Long-Term Incentive Compensation.

•	Maintained the weighting of performance stock units as 50% of the target dollar amount for the long-term incentive award (up from 33 1/3% in fiscal 2018).

•

In lieu of operating income growth, the Company retained total stockholder return relative to a select peer group as a performance stock unit performance measure, which is an important indicator of the Company’s financial performance compared to the market and which aligns executives’ compensation with long-term value creation for stockholders. The two performance stock unit performance measures, relative total stockholder return and return on invested capital, are evenly weighted.

•	Retained consistent three-year vesting periods for all long-term incentives offered to executives.

Annual Cash Incentives Earned for Fiscal 2020 Performance. For fiscal 2020, payments in connection with the Company’s annual cash incentive awards were reflective of the Company’s performance against its financial and strategic performance objectives. The Company achieved the maximum level for its operating margin goal, exceeded the intermediate level for its annual revenue goal, and significantly exceeded its organizational health index goal. Based on these results, the overall Company annual cash incentive award payout percentage was 150%.

Performance Stock Units Earned for Fiscal 2018-2020 Performance. The end of fiscal 2020 marked the end of the three-year performance period for performance stock units granted in fiscal 2018. Since the threshold level was not met for either three-year cumulative operating income growth or three-year average return on invested capital, no performance stock units were earned by the Named Executive Officers.

PROPOSAL 1 ELECTION OF DIRECTORS

Say on Pay. The Board of Directors and the Committee take several measures to monitor the degree of alignment between the financial interests of the Company’s executive officers and those of the Company’s stockholders, which include conducting a non-binding “say on pay” vote at each annual meeting of the Company’s stockholders. Stockholders have approved the non-binding “say on pay” resolution by a vote of more than 90% of the votes cast on this proposal at each of the Company’s ten annual meetings at which such a vote was held. While the Committee considered the “say on pay” voting results in establishing fiscal 2020 and fiscal 2021 compensation, no specific actions were deemed necessary as the Committee believed the results of the “say on pay” votes were a confirmation that stockholders were in general agreement with the Committee’s compensation philosophy. The Committee will continue to consider the “say on pay” voting results and other feedback provided by the Company’s stockholders when making future compensation decisions concerning the Company’s executive officers.

Compensation-Related Risk Assessment. The Committee has assessed the risks that could arise from the Company’s compensation program and does not believe that the terms of this program encourage excessive risk-taking that is reasonably likely to have a material adverse effect on the Company. The Committee considered the following factors as they relate to the compensation program:

•	The focus on both short-term and long-term financial goals;

•	Specific performance goals are reviewed and approved by the Committee;

•	The utilization of a mix of financial performance goals so as to avoid over-emphasis on any one metric;

•	Certain awards are subject to a clawback policy in the event of restatements of the Company’s financial results;

•	Long-term incentives have a three-year vesting period;

•	The existence of caps on the potential maximum incentive payouts;

•	The requirement that management meet robust stock ownership guidelines; and

•

The prohibition on directors and executive officers from pledging Company securities as collateral for any outstanding obligation or entering into any transactions designed to hedge or offset any decrease in the market value of Company securities.

The Committee’s Independent Compensation Consultant. The Committee engaged Meridian Compensation Partners, LLC in fiscal 2020 to provide a competitive assessment of the Company’s executive compensation program and to evaluate the compensation of the Named Executive Officers in comparison to peer group proxy data and relevant survey data. Meridian was engaged directly by the Committee, but its fees were paid by the Company. The Committee has adopted a pre-approval policy for certain compensation consulting services to be provided by Meridian to management of the Company, but has determined that the scope of services and annual limit on fees set forth in the pre-approval policy will not impair Meridian’s independence from management.

Market Alignment of Executive Compensation. When evaluating the market competitiveness of executive salaries, target annual incentive opportunities, and target long-term incentive values, the Committee generally considers the market medians for comparable positions among manufacturing and general industry companies of similar size (measured by annual revenues) and complexity (measured primarily by number of distinct business lines and scope of international focus) as the Company, based on available peer group and survey data, with variation due to differences in executive skill levels and experience, the executive’s role, individual performance, organizational hierarchy, and internal fairness with other positions and roles within the Company.

The Committee annually compares the Named Executive Officers’ general compensation levels against available market data and then also performs an in-depth review of the entire compensation program approximately every three years in order to comprehensively review the Company’s short and long-term compensation strategies, award mixes and performance metrics.

In conducting its review and analysis, Meridian used a combination of proxy data from peer companies and survey composite data. Peer group data was used as the primary data source for establishing benchmark compensation levels for the Chief Executive Officer, Chief Financial Officer and other positions where comparable position data was available, with general industry survey data used as a supplemental data source for these positions. General industry survey data was used as the primary data source for positions where comparable position data was not sufficiently available. The composite data was obtained from the Equilar Executive Compensation Survey and included compensation information from general industry companies with revenue between approximately one-third and three times the Company’s annual revenues.

PROPOSAL 1 ELECTION OF DIRECTORS

Each year, the Committee, with assistance from Meridian, reviews and considers modifications to the peer group, generally using the following selection criteria:

•	U.S.-based company listed on a major U.S. exchange with a market capitalization of between approximately one-third and three times the Company’s market capitalization;

•	Similar industry, with a qualitative assessment of business fit;

•	Revenue for the then-most recent fiscal year of between approximately one-third and three times the Company’s annual revenues; and

•	Similar business and organizational complexity, focusing on companies having international revenue in excess of 25% of total revenue and having at least two distinct operating segments.

For fiscal 2020, Meridian again reviewed the peer group and recommended no changes from the previous year’s membership. The resulting 23-company peer group used for fiscal 2020 pay decisions consists of the following companies (each of which was publicly traded, had updated proxy filings, remained within an appropriate size range with five-year average revenue within approximately one-third and three times the Company’s five-year average revenue, and did not have any pending mergers or acquisitions, bankruptcies, or other known current scandals that could diminish its effectiveness as a peer):

• Alamo Group, Inc.	• ESCO Technologies Inc.	• Kadant Inc.
• Albany International Corp.	• Federal Signal Corp.	• LB Foster Co.
• Altra Industrial Motion Corp	• Franklin Electric Co., Inc.	• Lydall, Inc.
• Astec Industries Inc.	• The Gorman-Rupp Co.	• Manitex International, Inc.
• CIRCOR International, Inc.	• Graco, Inc.	• Mueller Water Products, Inc.
• Columbus McKinnon Corp.	• Helios Technologies	• NN, Inc.
• Douglas Dynamics, Inc.	• John Bean Technologies Corp.	• Standex International Corporation
• EnPro Industries, Inc.		• Twin Disc Inc.

Based on its review and analysis, Meridian noted that the Company’s target total compensation was, on an aggregate basis, generally within a competitive range of the relevant market data.

Role of Management in Setting Compensation. In addition to reviewing the compensation of executive officers against the competitive market, the Committee also considers recommendations from the Company’s President and Chief Executive Officer regarding the total compensation for executive officers, which recommendations for fiscal 2020 were provided by Mr. Hassinger. Further, the Committee considered the historical compensation of each executive officer, from both a total compensation and a component by component basis, in setting the fiscal 2020 compensation for the executive officers.

Recoupment Policy. The Committee is of the view that awards of annual cash incentive and certain long-term incentive compensation awarded to executive officers should be adjusted in the event of restatements of the Company’s financial results. Accordingly, the Committee has adopted a policy that allows recoupment or repayment of annual cash incentive and certain long-term incentive compensation payments made to executive officers during the three years preceding the restatement of Company financial statements to the extent such payments exceeded the amounts that would have been payable based on the restated financial results. Conversely, the policy allows for additional payments to the extent the amounts paid as annual cash incentive and certain long-term incentive payments received in the three years preceding a restatement of Company financial statements were less than the amounts that would have been payable based on the restated financial results.

2020 Executive Compensation Program. The Company’s fiscal 2020 compensation program for its executive officers, including the executive officers named in the Summary Compensation Table included in this Proxy Statement, consisted of four basic components, which are (i) base salary, (ii) annual cash incentive awards, (iii) long-term incentive compensation and (iv) other employee benefits. The purposes of each of these components of executive compensation and the manner in which compensation for fiscal 2020 under these components was determined by the Committee for executive officers are as follows:

Base Salary. Base salaries are designed to provide executive officers with a competitive level of fixed compensation that is commensurate with the executive officer’s individual responsibility, experience, tenure and general performance of

PROPOSAL 1 ELECTION OF DIRECTORS

duties. Base salary levels are also subject to competitive pressures faced by the Company for attracting and retaining qualified executives to fill key positions in the different geographic regions where the Company’s executives reside. The Committee considers peer group and compensation survey information regarding base salary levels for executive officers with comparable positions and responsibilities in similar companies in order to maintain base salaries at competitive levels. In general, the Committee evaluates each executive officer’s base salary on an annual basis to determine if an increase from the prior fiscal year’s base salary is justified based on these criteria and considerations. In the case of Mr. Hassinger, base salary was initially established by the terms of his employment agreement and is subject to annual increases as determined by the Committee.

In the first quarter of fiscal 2020, the Committee established the base salaries for each of the Named Executive Officers. With respect to the base salaries of Named Executive Officers other than Mr. Hassinger, the Committee considered Mr. Hassinger’s recommendations for salary adjustments and competitive salary information included in Meridian’s report on executive compensation. Mr. Hassinger made his recommendations for salary adjustments primarily based on individual performance and the Meridian report. Mr. Hassinger’s base salary remained unchanged after the Committee considered the competitive salary information included in Meridian’s report on executive compensation and noted that his base salary remained above the market median. The table below sets forth information about the fiscal 2020 base salary level for each of the Named Executive Officers:

Officer	Fiscal 2019 Base Salary	Salary Increase Amount	Salary Increase Percentage	Fiscal 2020 Base Salary

Mr. Hassinger	$950,000	$—	0.0%	$950,000

Mr. Ketcham	$372,000	$11,000	3.0%	$383,000

Mr. Wood	$390,000	$12,000	3.1%	$402,000

Mr. Marion	$315,000	$10,000	3.2%	$325,000

Annual Cash Incentive Awards. The Company provided annual cash incentive awards to its executive officers under a Management Incentive Plan for fiscal 2020 (the “2020 MIP”) that was adopted by the Committee. The Company utilized the annual cash incentive awards under the 2020 MIP primarily to encourage its executive officers to achieve specific short-term financial goals of the Company generally and, in some cases, for achievement of the Company’s financial results in certain market segments. In addition, a portion of the annual cash incentive awards was tied to strategic goal performance objectives. The Committee adopted the 2020 MIP and established the financial and strategic goals for executive officers under the 2020 MIP during the first quarter of fiscal 2020.

The 2020 MIP established a target cash incentive amount for each Named Executive Officer (each a “Target Cash Incentive Award”). The Target Cash Incentive Award for Mr. Hassinger was set at 110% of his base salary. The Target Cash Incentive Award for each of Messrs. Ketcham, Wood and Marion was set at 55% of his respective base salary. In each case, a Target Cash Incentive Award represents the total cash incentive a Named Executive Officer was entitled to receive if he had achieved 100% of the target levels under the financial performance component and strategic goal performance component established for such Named Executive Officer under the 2020 MIP.

The financial performance component accounted for 80% of each Named Executive Officer’s potential annual cash incentive award. This component consisted of two subcomponents: revenue and operating margin. The Committee believed the use of revenue and operating margin would provide a good balance of financial objectives to promote maximum stockholder value. For each Named Executive Officer, the financial performance component was based 100% on consolidated Company financial performance.

For purposes of the annual cash incentive awards under the 2020 MIP, (i) revenue was defined as the Company’s fiscal 2020 operating revenues and (ii) operating margin was defined as the Company’s fiscal 2020 operating profit divided by the Company’s fiscal 2020 operating revenues. Each of the two subcomponents was to be calculated using the Company’s Consolidated Statement of Operations for the year ended August 31, 2020. The Committee chose to use revenue and operating margin as the financial performance measures for determining annual cash incentive awards under the 2020 MIP because it believed that the Named Executive Officers had significant influence over these measures, that these measures align the interests of officers with the creation of stockholder value, that these measures incentivize revenue growth as well as improving operating efficiency and profitability, and that these measures were well-understood by management and stockholders. Accordingly, each of the revenue subcomponent and the operating margin subcomponent was assigned a weighting of 50% by the Committee.

PROPOSAL 1 ELECTION OF DIRECTORS

In general, the Committee seeks to establish target levels for financial performance goals based on the Company’s annual budget for the relevant fiscal year as approved by the Board of Directors. The Committee took into consideration the stabilization in the agricultural markets in establishing the fiscal 2020 operating budget and these target levels.

Consistent with the terms of the 2020 MIP, actual results for the financial performance goals were adjusted to exclude the impact of adjustments to the accrual for environmental remediation liability. Likewise, consistent with the terms of the 2020 MIP, actual results for the financial performance goals were further adjusted to account for the Company’s acquisition of Net Irrigate in April 2020 and to add back related transaction costs to profitability. In the event there had been any divestitures in fiscal 2020, actual results for the financial performance goals would have been adjusted by excluding actual performance results for the business and related transaction costs for the divestiture.

Under the 2020 MIP, a Named Executive Officer could earn a portion of his Target Cash Incentive Award if he achieved at least a threshold level of performance for any of the financial or strategic goal performance components. Separate analyses were performed to determine the payout earned under the financial performance component and the strategic goal performance component, and those two components were then added together to determine the final cash incentive awarded to a Named Executive Officer. The financial performance subcomponents are calculated according to a scale that provides varying percentage payouts for “threshold”, “intermediate”, “target” and “maximum” performance levels. If the Company fails to meet the “threshold” performance level for a specific financial performance subcomponent, then the Named Executive Officer will receive no payout under that specific subcomponent. Percentage payouts between the threshold, intermediate, target and maximum levels are linearly interpolated for each financial performance subcomponent.

For fiscal 2020, the following performance levels trigger the following percentage award payouts (calculated as a percentage of the Target Cash Incentive Award available under the overall Company financial performance component):

	Revenue (50%)	Operating Margin (50%)	Award Payout for Financial Performance Subcomponent (as a % of Target Cash Incentive Award)

Maximum	$624.7 million	11.5%	200%

Target	$499.8 million	10.0%	100%

Intermediate	$449.8 million	9.0%	50%

Threshold	$399.8 million	8.0%	25%

Below Threshold	—	—	0%

The Committee also approved the use of strategic goal performance objectives to determine 20% of the annual cash incentives under the 2020 MIP for each Named Executive Officer. The strategic goal performance objectives were aligned with the Company’s key Foundation for Growth priority of transforming and strengthening the Company’s culture. To that end, these strategic goal performance objectives were focused on achieving demonstrated improvement in the Company’s organizational health relative to a benchmark of approximately 2,000 companies, based on the results of a survey administered to employees by a third-party consultant.

The cash incentive award earned under the strategic goal performance component is calculated according to a scale providing for the following percentage payouts based on the Company’s standing relative to other companies participating in the third-party consultant’s organizational health survey (calculated as a percentage of the Target Cash Incentive Award available under the strategic goal performance component). Unlike the financial performance subcomponents, percentage payouts between each quartile of organizational health are not interpolated:

Strategic Goal Performance	Percentage of Target Cash Incentive Award Available for Strategic Goal Component

Significantly exceeds goal (1st quartile)	200%

Meets goal (2nd quartile)	100%

Meets some of the goal (3rd quartile)	50%

Does not meet goal (4th quartile)	0%

PROPOSAL 1 ELECTION OF DIRECTORS

Both the financial and strategic goal performance component calculations offer a range of payouts for performance that exceeds or falls short of the target levels. The Committee believes that this not only provides an incentive for executives to achieve performance that exceeds expectations, but it also provides constant motivation during down business cycles which can have detrimental effects on both financial performance and organizational health. By rewarding a range of performance, the Committee strives to partially counteract the cyclical nature of the Company’s business. Likewise, the payout of an earned award under one component or subcomponent is not contingent upon meeting a certain performance standard under any of the other components or subcomponents. For example, an executive who has met all of his financial performance objectives would still be entitled to receive a payout under the financial component even if the Company failed to meet the threshold strategic goal performance objective. Similarly, an executive may receive a payout if the threshold level (or higher) is met for a specific financial performance subcomponent even if the executive failed to meet his strategic goal performance objectives and/or the Company failed to meet the threshold levels for any of the other financial performance subcomponents. The following example demonstrates how a hypothetical executive officer’s annual cash incentive payment was calculated under the 2020 MIP:

An officer receiving a base salary of $300,000 (with a target incentive percentage of 55% of his base salary) would be eligible for a Target Cash Incentive Award of $165,000. $132,000 of that amount would be allocated to the Company’s financial performance component (80% of the Target Cash Incentive Award), whereas $33,000 of that amount would be allocated to the Company’s strategic goal performance component (20% of the Target Cash Incentive Award). If the Company generated revenues of $499.8 million and an operating margin of 9.0%, and the Company met its strategic goal performance objective of second quartile of organizational health relative to other companies participating in the third-party consultant’s organizational health survey, he would receive a total cash incentive payout of $132,000, calculated as follows:

Company Financial Performance Component: $66,000A + $33,000B = $99,000

A	Revenue Subcomponent: $132,000 x 50% (weighting) x 100% (performance multiplier - target)

B	Operating Margin Subcomponent: $132,000 x 50% (weighting) x 50% (performance multiplier - intermediate)

Strategic Goal Performance Component: $33,000 x 100% (performance multiplier – meets goal) = $33,000

Total Cash Incentive Earned: $99,000 + $33,000 = $132,000

During fiscal 2020, for purposes of the 2020 MIP, the Company recorded revenue of $474.4 million and operating margin of 11.6%. Likewise, the results of the Company’s organizational health survey revealed that the Company is in the first quartile of organizational health relative to a benchmark of other companies whose employees participated in the third-party consultant’s survey. Based on these results, the overall Company Financial Performance Component payout percentage was 137.3% based on subcomponent payout percentages of 74.5% and 200% for each of the revenue (50%) and operating margin (50%) subcomponents, respectively, and the overall Company Strategic Goal Performance Component payout percentage was 200%. At a meeting in October 2020, the Committee certified the attainment of these measures used for the Financial Performance Component of the 2020 MIP.

The table below sets forth the 2020 MIP Target Cash Incentive Awards and actual payouts to each of the Named Executive Officers based upon fiscal 2020 performance.

Named Executive Officer	2020 MIP Target Cash Incentive Award	2020 MIP Actual Cash Incentive Award Payout	Percentage of Target Earned

Mr. Hassinger	$1,045,000	$1,565,577	150%

Mr. Ketcham	$210,650	$315,587	150%

Mr. Wood	$221,100	$331,243	150%

Mr. Marion	$178,750	$267,796	150%

Long-Term Incentive Compensation. Long-term incentive compensation is designed to reward the achievement of longer-term strategic objectives and align the financial interests of the Company’s executive officers with those of the

PROPOSAL 1 ELECTION OF DIRECTORS

Company’s stockholders. For fiscal 2020, the Committee approved a target dollar amount for the long-term incentive award for each of the Company’s Named Executive Officers which were allocated as follows:

•	one half in the form of performance stock units (“PSUs”),

•	one fourth in the form of restricted stock units (“RSUs”) and

•	one fourth in the form of nonqualified stock options.

The PSUs, RSUs and stock options were granted pursuant to the Company’s 2015 Long-Term Incentive Plan, which was approved by the stockholders at the Company’s annual stockholder meeting in January 2015. The Committee believes that this mix of PSUs, RSUs and stock options will continue to promote sustained long-term performance, goal alignment and retention.

In determining the number of PSUs, RSUs and stock options granted to the Named Executive Officers as part of their long-term incentive compensation for fiscal 2020, the Committee first established a dollar value of the total long-term incentive awards to be awarded to each Named Executive Officer assuming they achieved target performance levels for the PSUs. Based primarily on Meridian’s compensation assessment, the Committee established total long-term incentive award amounts as follows for fiscal 2020:

Mr. Hassinger	$2,200,000

Mr. Ketcham	$370,000

Mr. Wood	$370,000

Mr. Marion	$175,000

The dollar value of the total long-term incentive awards for each Named Executive Officer above is within a reasonable range of the median level indicated in the Meridian competitive market data for that officer with adjustments to reflect the relative size and scope of responsibilities and other internal pay equity reasons.

The grant date values allocated to PSUs and RSUs were divided by the closing price of the Company’s common stock on the grant date ($94.41 as of October 31, 2019) to convert those dollar values into total numbers of stock units initially awarded to each Named Executive Officer. While the number of PSUs granted was based upon a target level, the actual number of PSUs actually earned may be as low as 0% if the Company fails to meet the threshold performance level for both performance measures. Alternatively, the number of PSUs actually earned may be as high as 200% if the Company meets or exceeds the maximum performance level for both performance measures. The dollar values allocated to stock options were converted to a number of stock options by using the Black-Scholes option pricing formula on the grant date.

Under the terms of the individual award agreements, both the PSUs and RSUs awarded to Named Executive Officers for fiscal 2020 are payable in common stock and provide the Named Executive Officers with special cash dividend equivalents which entitle them to receive any special cash dividend paid by the Company while the PSUs and RSUs are outstanding; provided, however, that any special cash dividend equivalents will be converted into additional units and will not be payable until all applicable vesting and performance conditions have been met. No cash payment or dividend equivalent will be payable in connection with any regular quarterly dividends. In addition, awards under the PSUs, RSUs and stock options are subject to certain anti-dilution adjustments in the event of a stock split, stock dividend, merger or other similar corporate transaction. The Committee has adopted a policy regarding the timing of grants of PSUs, RSUs and stock options to employees which generally provides that such grants will be made on an annual basis during the first quarter or at the beginning of the second quarter of the fiscal year and at least two business days after the Company has issued its full-year earnings release for the prior fiscal year.

The specific terms of the PSU, RSU and stock option grants made to the Named Executive Officers for fiscal 2020 are as follows:

Performance Stock Unit (PSU) Awards. PSUs represent a right to receive a certain target number of shares of the Company’s common stock at a specified time in the future if certain performance objectives have been met during the specified performance period leading up to the payout of the PSU. PSUs are, therefore, designed to reward achievement of specific performance objectives over this period. Historically, the Committee has awarded PSUs with a threshold payout

PROPOSAL 1 ELECTION OF DIRECTORS

of 50% of the target number and a maximum payout of 200% of the target number. In addition to requiring satisfaction of the applicable threshold performance levels, PSUs are only payable if the recipient remains employed with the Company until payout occurs after the end of the performance period (or under certain circumstances involving a change in control, death or complete disability, as discussed in the “Termination Payments” section below).

Each PSU awarded in fiscal 2020 has a three-year performance period running through the end of fiscal 2022 (i.e. August 31, 2022) with any earned PSUs cliff vesting on November 1, 2022. The Committee selected a three-year performance period because measuring performance over a long period would be less affected by cyclical variations in the Company’s business and one-time events. The Committee felt that a three-year period was commonly used by similar companies for this reason. The Committee chose total stockholder return relative to a select peer group (“Relative Total Stockholder Return”) and return on invested capital (“ROIC”), each equally weighted, as the performance measures to be used to determine PSU payouts for the three-year performance period. Starting in fiscal 2019, the Committee replaced operating income growth (“Operating Income Growth”) with Relative Total Stockholder Return, which is an important indicator of the Company’s financial performance compared to the market and which better aligns executive officers’ compensation with long-term value creation for stockholders. Also starting in fiscal 2017, the Committee replaced return on net assets (“RONA”) with ROIC, as this measure is aligned with prevalent market practice and better incentivizes executives to optimize profitability and the value-creation potential of the Company’s capital investments.

Ultimately, the Committee chose to base PSU payouts on Relative Total Stockholder Return and ROIC because it determined that they align executives’ potential payouts with stockholder value creation and continue to encourage the efficient use of capital. Additionally, these performance measures could be easily quantified and calculated for the purposes of determining whether the Company had met the necessary performance requirements. The Committee assigned equal weighting to Relative Total Stockholder Return and ROIC for purposes of determining PSU payouts in order to drive profitable growth and focus on appropriate asset management. Although the Committee feels that Relative Total Stockholder Return and ROIC reasonably approximate the connection between executive performance and stockholder value, future developments could possibly prompt the Committee to make subsequent PSU awards according to different performance measures.

“Total Stockholder Return” means with respect to the Company or other entities (if measured on a relative basis), (i) the change in the market price of the entity’s common stock (as measured by the average of the closing prices for the entity’s common stock over the 20 trading days prior to the end and the beginning of the three-year performance period), divided by (ii) the beginning market price (as measured by the average of the closing prices for the entity’s common stock over the 20 trading days prior to the beginning of the three-year performance period), all of which is adjusted for any changes in equity structure, including but not limited to stock splits and stock dividends. “Relative Total Stockholder Return” is calculated by comparing the Company’s Total Stockholder Return to the Total Stockholder Returns of 32 peer companies from the S&P Small Cap Machinery group, the Agriculture and Farm Machinery industries, and other entities commonly understood to be the Company’s competitors, the stock of which is believed to be exposed to and react to similar external and industry forces as the Company’s common stock. The resulting 32-company peer group used for the Relative Total Stockholder Return analysis consists of the following companies:

• Actuant Corporation	• Deere & Company	• Mueller Industries, Inc.
• AGCO Corporation	• EnPro Industries, Inc.	• Proto Labs, Inc.
• Alamo Group Inc.	• ESCO Technologies Inc.	• SPX Corporation
• Albany International Corp.	• Federal Signal Corporation	• SPX FLOW, Inc.
• Art’s-Way Manufacturing Co.	• Franklin Electric Co., Inc.	• Standex International Corp.
• Astec Industries, Inc.	• The Greenbrier Companies, Inc.	• Tennant Company
• Barnes Group Inc.	• Harsco Corporation	• Titan International, Inc.
• Briggs & Stratton Corp.	• Hillenbrand, Inc.	• The Toro Company
• Chart Industries, Inc.	• John Bean Technologies Corp.	• Valmont Industries
• CIRCOR International, Inc.	• Lydall, Inc.	• Wabash National Corp.
• CNH Industrial N.V.		• Watts Water Technologies, Inc.

In the event a member of the above peer group experiences a bankruptcy, that entity shall remain in the peer group but shall drop to the bottom of the ranking (i.e., lowest Total Stockholder Return). In the event that a member of the above peer group is acquired or delisted, that entity shall be removed from the peer group.

PROPOSAL 1 ELECTION OF DIRECTORS

For purposes of PSUs awarded in fiscal 2020, “ROIC” is calculated in the following manner:

Net Operating Income After Tax

(Average* Invested Capital**)

*	- This average will be computed using the beginning and ending amounts of Invested Capital for the applicable performance period.
**	- Invested Capital means Total Interest-Bearing Debt plus Shareholders’ Equity.

In the event of an acquisition, actual financial results will be adjusted in the year in which the acquisition occurs for purposes of calculating ROIC by subtracting the Board-approved business case for each acquisition, unless the Committee approves a modification to include any such items. In the event of a divestiture, actual financial results will be adjusted in the year in which the divestiture occurs for purposes of calculating ROIC by including the Board-approved budget (and removing actual performance results) for each divestiture, unless the Committee approves a modification to include any such items. If a planned divestiture is not included in the budget, its financial performance metrics will not be included in the calculation of ROIC if the divestiture is not completed by the end of the applicable budget year. Transaction costs associated with any acquisition or divestiture considered, pursued, or closed shall be added back to profitability in the year or years in which such costs are incurred.

The Committee has established the following three-year average performance measures for Relative Total Stockholder Return and ROIC for the PSUs awarded in fiscal 2020:

	Total Stockholder Return (50% weight)	ROIC (50% weight)	Payout as % of Target

Maximum	75th Percentile	12%	200%

Target	50th Percentile	10%	100%

Threshold	25th Percentile	9%	50%

Below Threshold	—	—	0%

To the extent the Company’s three-year absolute Total Stockholder Return is negative but relative performance is above the 50th percentile, the total percentage of PSUs to be eligible to be settled pursuant to the Relative Total Stockholder Return subcomponent shall be capped at the “target” amount.

The Committee selected target performance measures that were aligned with the long-term target financial performance goals communicated by the Company to its stockholders in the 2019 Annual Report. The Committee attempted to establish maximum and threshold performance levels that would appropriately reward the Named Executive Officers for exceptional performance, while also providing them with continued motivation in the event that market factors or down periods make it impossible to meet target performance levels. Percentage payouts between the threshold, target and maximum levels are linearly interpolated for each financial performance subcomponent. A partial PSU payout can be earned by the Named Executive Officers as long as the Company achieves the threshold performance for one of the performance factors even if the Company does not achieve threshold performance for the other performance factor.

The Committee also has discretion to adjust the payout calculation in order to reduce (but not increase) the number of PSUs earned to take into account any unanticipated events including, but not limited to, extraordinary or non-recurring items, changes in tax laws, changes in generally accepted accounting principles, impacts of discontinued operations and restatements of prior period financial results.

PROPOSAL 1 ELECTION OF DIRECTORS

The following is an example of how the payout of PSUs would be calculated for a hypothetical executive officer who received a total award of 1,000 PSUs in fiscal 2020.

Assume that the Company achieves (i) Relative Total Stockholder Return at the 50th percentile and (ii) three-year average ROIC of 9%. Accordingly, the executive will earn 750 shares of common stock on the vesting date of November 1, 2022, calculated as follows:

PSU Payout Calculation: 500 shares A + 250 shares B = 750 shares

A	Relative Total Stockholder Return Subcomponent: 1,000 PSUs x 50% (weighting) x 100% (performance multiplier - target)

B	ROIC Subcomponent: 1,000 PSUs x 50% (weighting) x 50% (performance multiplier - threshold)

In the event of a change in control of the Company, the PSUs will vest pro-rata based on the amount of time elapsed during the performance period prior to the change of control transaction. The payout, if any, will be based on the probable or expected level of achievement with respect to the applicable performance measures at the time of the change in control (i.e., Relative Total Stockholder Return and ROIC). If any of the Company’s financial statements are restated before the payout of PSUs as the result of errors, omissions or fraud, for any fiscal year during the three-year performance period, such restated results will be used to recalculate any PSU conversions made at the expiration of the performance period.

Fiscal 2018-2020 Performance. The end of fiscal 2020 marked the end of the three-year performance period for the PSUs granted in fiscal 2018. PSUs granted in fiscal 2018 were earned based on performance against Operating Income Growth and ROIC goals. For this performance period, the Company did not achieve positive three-year cumulative Operating Income Growth and achieved three-year average ROIC of 9.2%, which equated to a cumulative payout percentage of 0% of target. Since the threshold level was not met for either performance measure, none of the PSUs were earned by the Named Executive Officers. No payouts have yet been earned with respect to the PSUs awarded in fiscal 2019 and fiscal 2020 which have three-year performance periods ending at the end of fiscal 2021 and fiscal 2022, respectively.

“Operating Income Growth” was calculated based on cumulative operating income growth as opposed to average annual operating income growth in order to minimize the year-to-year distortion that can result from short-term cyclical changes in operating income growth. For purposes of measuring performance, the target annual Operating Income Growth rate was converted into a cumulative operating income amount which was computed as the sum of all operating income generated during the three-year performance period assuming the target annual growth rate. Actual performance was calculated as the sum of the Company’s actual consolidated operating income during the three-year performance period in comparison to the target amount of cumulative operating income. For PSUs granted in fiscal 2018, “ROIC” was calculated as net income divided by average invested capital (i.e., the average of the beginning and ending amounts of (i) total interest-bearing debt plus (ii) shareholders’ equity minus (iii) cash).

Restricted Stock Unit (RSU) Awards. For the previously discussed reasons, the Committee determined that one quarter of each Named Executive Officer’s long-term incentive award should consist of RSUs. RSUs represent a right to receive a certain number of shares of the Company’s common stock at a specified time in the future, but are not conditioned upon achieving any specific performance objectives, and are only payable if the recipient remains employed by the Company at the end of the vesting period leading up to the payout of the RSU (or under certain circumstances involving a change in control, death or complete disability, as discussed in the “Termination Payments” section below). RSUs are designed primarily to encourage retention of executive officers and key employees.

The RSUs awarded in fiscal 2020 vest according to a three-year schedule, with one-third of the RSUs vesting on November 1 of each fiscal year following the fiscal year of their award contingent upon the Named Executive Officer’s continued employment with the Company. Upon vesting, each RSU converts into a share of the Company’s common stock. There will be no acceleration of vesting of these RSUs upon a change in control unless (i) such awards are not assumed or substituted by the acquirer or (ii) the acquirer’s securities are not publicly traded in the United States, in which case, vesting would be fully accelerated.

Nonqualified Stock Option Awards. Nonqualified stock options represent an option to purchase shares of the Company’s common stock at an option price equal to the closing price on the New York Stock Exchange of the

PROPOSAL 1 ELECTION OF DIRECTORS

Company’s common stock on the grant date. Stock options have a 10-year expiration and, in order to be consistent with other long-term equity awards, stock options awarded in fiscal 2020 vest and become exercisable ratably over a 3-year period (one-third each year) on November 1 of the next three calendar years following the grant date contingent upon the Named Executive Officer’s continued employment with the Company (or under certain circumstances involving a change in control, death or complete disability, as discussed in the “Termination Payments” section below). The stock options are designed to motivate executives to increase stockholder value as the stock options will only have value if stockholders also benefit from increasing stock prices.

The nonqualified stock options awarded in fiscal 2020 have an option price of $94.41 (which is equal to the closing price on the New York Stock Exchange of the Company’s common stock on the grant date). No stock option may be exercised more than 10 years from the date of grant. There will be no acceleration of vesting of these stock options upon a change in control unless (i) such awards are not assumed or substituted by the acquirer or (ii) the acquirer’s securities are not publicly traded in the United States, in which case, vesting would be fully accelerated.

Committee’s View on Executive Stock Ownership. The Committee intends that annual grants of long-term incentive awards will create a layering effect that will provide constant motivation and alignment of executive and stockholder interests extending into the future and will support executive retention. In December 2014, the Board adopted formal stock ownership guidelines applicable to all members of senior management. Each Named Executive Officer is expected to reach his respective ownership requirement within seven years after the date of his appointment as an officer. In addition to shares owned by the executive, outstanding RSUs and in-the-money stock options, net of taxes and exercise price, are counted toward the ownership requirement. PSUs are not counted toward the ownership requirement until they are earned, vested and distributed to the executive. The following table sets forth the applicable stock ownership guideline for each Named Executive Officer and the current ownership multiple for such officer as of November 6, 2020.

Named Executive Officer	Stock Ownership Guideline (multiple of Salary)	Current Ownership (multiple of Salary)(1)

Mr. Hassinger(2)	5x	3.7x

Mr. Ketcham(3)	3x	1.8x

Mr. Wood(4)	2x	2.7x

Mr. Marion(5)	2x	1.4x

(1)	Based on the 200-day average daily closing price of a share of the Company’s common stock on the NYSE ending on November 6, 2020 ($97.21) and executive salaries in effect on November 6, 2020.

(2)	Mr. Hassinger joined the Company in October 2017.

(3)	Mr. Ketcham joined the Company in April 2016.

(4)	Mr. Wood has been employed by the Company since March 2008, but has only served as an officer since he was appointed to such role in May 2016.

(5)	Mr. Marion has been employed by the Company since April 2011, but has only served as an officer since he was appointed to such role in January 2018.

Anti-Pledging/Hedging Policy. Please carefully review the “Corporate Governance—Hedging and Pledging” section of this Proxy Statement above for a detailed discussion of the Company’s pledging and hedging policy.

Other Employee Benefits. The Company also provides certain other benefits to its Named Executive Officers in the normal course of business as appropriate to be competitive with market practice. In addition to this standard benefits package, Named Executive Officers are provided supplemental life insurance coverage and offered participation in a concierge executive health program. Also, according to the terms of his employment agreement, Mr. Hassinger received a taxable car allowance of $2,000 per month during fiscal 2020.

Other benefits provided to the Named Executive Officers are generally those which are available to all employees of the Company, such as participation in Company sponsored health and dental insurance, life insurance and disability benefits. The Company and employee participants share in the cost of these programs. The Company also maintains a qualified 401(k) retirement plan to which the Company makes matching contributions corresponding to employee contributions. The Company’s Named Executive Officers are eligible to participate in each of these employee benefit plans.

See the Summary Compensation Table for additional information about the value of benefits and perquisites provided to Named Executive Officers in fiscal 2020.

PROPOSAL 1 ELECTION OF DIRECTORS

Termination Payments. The Company is party to arrangements with its Named Executive Officers that provide for termination payments under several possible scenarios, including payments that are triggered by a change in control of the Company. All stock options issued to the Named Executive Officers, as well as to other employees of the Company, prior to the end of fiscal 2015 are subject to immediate vesting in connection with a change in control transaction.

For all equity awards issued and outstanding under the Company’s new 2015 Long-Term Incentive Plan (i.e., all outstanding equity awards issued during fiscal 2016, fiscal 2017, fiscal 2018, fiscal 2019, and fiscal 2020), there will be no acceleration of vesting of RSUs and options upon a change in control unless (i) such awards are not assumed or substituted by the acquirer or (ii) the acquirer’s securities are not publicly traded in the United States, in which case, vesting would be fully accelerated. In the event of a change in control of the Company, outstanding PSUs will convert into an amount of Company common stock that is prorated to account for the amount of time the Named Executive Officers held the PSUs prior to the change in control transaction and will be paid out based on the probable or expected level of either Operating Income Growth and ROIC or Relative Total Stockholder Return and ROIC, as applicable, at the time of the change in control.

The Company has entered into employment agreements with each Named Executive Officer which do provide for certain additional compensation to them if their employment with the Company is terminated without cause. All termination provisions are designed to provide these executive officers with cash to provide for their living expenses in situations where their employment was not terminated voluntarily or for cause.

As outlined in Mr. Hassinger’s employment agreement, if Mr. Hassinger’s employment is terminated without cause other than at any time within two years following a change of control, he will receive severance compensation equal to one and one-half times the sum of his annual base salary plus target bonus. If Mr. Hassinger is terminated without cause within two years following a change in control, then he will receive severance compensation equal to three times the sum of his annual base salary plus target bonus. In either severance scenario, Mr. Hassinger will also receive a prorated bonus based on actual performance under the Company’s annual management incentive plan for the fiscal year of termination.

In the case of Messrs. Ketcham, Wood and Marion, each of them will be entitled to receive a lump sum payment equal to his annual salary if his employment is terminated without cause other than at any time within one year following a change in control or the sum of his annual salary plus target bonus if his employment is terminated without cause or if he terminates his employment for good reason within one year following a change in control.

Recent Developments. On November 6, 2020 (i.e., following the conclusion of fiscal 2020), Mr. Hassinger informed the Board of Directors that he will retire from his positions as President and Chief Executive Officer and a member of the Board of Directors effective December 31, 2020. The Board of Directors then appointed Mr. Wood to succeed Mr. Hassinger as President and Chief Executive Officer and a member of the Board of Directors, effective January 1, 2021. Please see “—Recently Announced President and Chief Executive Officer Transition” below for information regarding (i) the terms of Mr. Hassinger’s upcoming departure and provision of consulting and transition services during the upcoming transition period and (ii) a summary of terms of Mr. Wood’s amended employment agreement, including termination payments.

PROPOSAL 1 ELECTION OF DIRECTORS

Potential Payments Upon Termination or Change in Control. The following tables set forth the estimated amount of the benefits that each of the Named Executive Officers would have received under a variety of hypothetical termination and change in control scenarios occurring on August 31, 2020. All of the information presented in the following tables is provided for illustrative purposes only. For information regarding Mr. Hassinger’s recent decision to retire and the terms of his upcoming departure, please see “—Recently Announced President and Chief Executive Officer Transition—Retirement of Timothy L. Hassinger as President and Chief Executive Officer and Member of the Board of Directors” below.

TERMINATION SCENARIOS NOT INVOLVING A CHANGE IN CONTROL

	Termination of NEO’s employment by the Company without Cause occurring on August 31, 2020:		Termination of NEO’s employment by reason of the NEO’s death or disability occurring on August 31, 2020:
Name	Cash Payment ($)(1)	Accelerated Equity Awards ($)(2)	Cash Payment ($)		Death/Disability Benefit ($)(4)	Accelerated Equity Awards ($)(5)

Timothy L. Hassinger	$4,558,077	—	$1,045,000	(3)	$500,000	$4,369,479

Brian L. Ketcham	$383,000	—	—		$883,000	$619,015

Randy A. Wood	$402,000	—	—		$825,000	$617,996

J. Scott Marion	$325,000	—	—		$902,000	$279,472

(1)

These amounts represent the payments that the Named Executive Officers (“NEOs”) would receive under their employment agreements if the Company should terminate their employment without Cause prior to a Change in Control (each as defined in the applicable employment agreement).

(2)

The NEOs’ RSU and PSU award agreements both require that an NEO must remain employed with the Company on the scheduled RSU and PSU vesting date. In this scenario, if an NEO’s employment with the Company were to terminate on August 31, 2020, then that NEO would automatically forfeit the entirety of his previously issued and outstanding RSUs and PSUs.

(3)

In the event of Mr. Hassinger’s death or complete disability, his employment agreement entitles his estate, his designated beneficiary or him to a prorated target bonus for the portion of the fiscal year which he completed prior to his death or disability. The amount shown represents the amount which Mr. Hassinger or his estate or designated beneficiary would be entitled to receive if his employment was terminated as a result of his death or permanent disability on August 31, 2020.

(4)

These amounts represent the amount of life insurance benefits that the NEO’s designated beneficiaries would receive upon the NEO’s death under life insurance coverage provided by the Company. The amounts do not include any additional benefits which might be paid out under supplemental coverage purchased by the NEOs on their own accord through the Company. The Company also provides disability insurance for the NEOs. In the event of a complete disability, the NEOs would first receive six months of short term disability benefits through regular payroll equal to 75% of their base salary. The disabled NEOs would then receive monthly long-term payments equal to 66.7% of their monthly base salary capped at $12,500 a month, continuing until they reach age 65.

(5)

These amounts represent (i) the value of PSU and RSU awards which would convert into shares of Company common stock, and (ii) the in-the-money value of unvested stock options that would vest following the termination of an NEO’s employment as a result of the NEO’s death or complete disability. These amounts do not include the value of stock options that had already vested prior to the triggering event. Following a termination as a result of death or complete disability, (i) unvested stock options will become fully vested, (ii) outstanding RSUs will automatically convert into one share of Company common stock, and (iii) outstanding PSUs will convert into an amount of Company common stock that is prorated to account for the amount of time the NEOs held the PSUs prior to termination by reason of death or complete disability and will be paid out based on the probable or expected level of achievement with respect to the applicable performance measures at the time of termination by reason of death or complete disability (i.e., either (a) Operating Income Growth and ROIC or (b) Total Stockholder Return and ROIC). For illustrative purposes, these amounts were calculated assuming that the Company would have achieved a “target” level performance during the period prior to the termination by death or complete disability and that it would be probable and expected following the termination for the Company to continue that “target” performance for the remainder of the PSUs award period. These amounts were calculated using the $99.93 closing price of the Company’s common stock on the last trading day prior to the assumed date of termination by reason of death or complete disability of August 31, 2020.

PROPOSAL 1 ELECTION OF DIRECTORS

CHANGE IN CONTROL SCENARIOS

Scenario 1—The Company
undergoes a Change in  Control on
August 31, 2020, where (i) the
Company does not terminate the
NEO’s employment without Cause
and (ii) the NEO does not terminate
his employment with Good Reason,
and (iii) the NEO’s awards are
assumed or substituted by an
acquirer with securities that are
publicly traded in the
United States.	Scenario 2—The Company
undergoes a Change in Control on
August 31, 2020, where (i) the
Company does not terminate the
NEO’s employment without Cause
and (ii) the NEO does not terminate
his employment with Good Reason,
and (iii)(a) the NEO’s equity awards
are not assumed or substituted by the
acquirer and/or (b) the acquirer’s
securities are not publicly traded in
the United States.	Scenario 3—The Company
undergoes a Change in
Control on August 31, 2020
and on that same date the
Company either terminates
the NEO’s employment
without Cause or the NEO
terminates his employment
					with Good Reason.
Name	Cash Payment ($)	Accelerated Equity Awards ($)(1)	Cash Payment ($)	Accelerated Equity Awards ($)(1)	Cash Payment ($)(2)	Accelerated Equity Awards ($)(1)

Timothy L. Hassinger	—	$1,768,428	—	$4,369,479	$7,550,577	$4,369,479

Brian L. Ketcham	—	$325,938	—	$619,015	$593,650	$619,015

Randy A. Wood	—	$325,938	—	$617,996	$503,750	$617,996

J. Scott Marion	—	$149,329	—	$279,472	$623,100	$279,472

(1)

These amounts represent (i) the value of PSU and RSU awards which would convert into shares of Company common stock, and (ii) the in-the-money value of unvested stock options that would vest upon a Change in Control. These amounts do not include the value of stock options that had already vested prior to the triggering event. Following a Change in Control, with respect to all equity awards issued under the Company’s new 2015 Long-Term Incentive Plan that are assumed or substituted by an acquirer with securities that are publicly traded in the United States, (i) there will be no acceleration of vesting of stock options or RSUs and (ii) outstanding PSUs will convert into an amount of Company common stock that is prorated to account for the amount of time the NEOs held the PSUs prior to the Change in Control transaction and will be paid out, as applicable, based on the probable or expected level of achievement with respect to the applicable performance measures at the time of the Change in Control (i.e., either (a) Operating Income Growth and ROIC or (b) Relative Total Stockholder Return and ROIC). Following a Change in Control, with respect to (i) all equity awards issued prior to the end of fiscal 2015 and (ii) all equity awards issued under the Company’s new 2015 Long-Term Incentive Plan that are not assumed or substituted by an acquirer or if an acquirer’s securities are not publicly traded in the United States: (a) unvested stock options will become fully vested, (b) outstanding RSUs will automatically convert into one share of Company common stock, and (c) outstanding PSUs will convert into an amount of Company common stock that is prorated to account for the amount of time the NEOs held the PSUs prior to the Change in Control transaction and will be paid out, as applicable, based on the probable or expected level of achievement with respect to the applicable performance measures at the time of the Change in Control (i.e., either (i) Operating Income Growth and ROIC or (ii) Relative Total Stockholder Return and ROIC). For illustrative purposes, these amounts were calculated assuming that the Company would have achieved a “target” level performance during the period prior to the Change in Control and that it would be probable and expected following the Change in Control for the Company to continue that “target” performance for the remainder of the PSUs award period. These amounts were calculated using the $99.93 closing price of the Company’s common stock on the last trading day prior to assumed Change in Control date of August 31, 2020.

(2)

These amounts represent the payments that each NEO with an effective employment agreement would receive under his employment agreement if the Company should terminate his employment without Cause or if he should terminate his employment with Good Reason (each as defined in the applicable employment agreement) within one year (or two years with respect to Mr. Hassinger) following a Change in Control.

Tax Considerations. The Committee considers the impact of applicable tax laws with respect to executive compensation. Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”), imposes an annual, individual limit of $1 million on the deductibility of the Company’s compensation payments to the chief executive officer and certain other Named Executive Officers. Prior to the effectiveness of the Tax Cuts and Jobs Act of 2017, the deduction limit did not apply to performance-based compensation, provided that certain conditions were satisfied. However, the Tax Cuts and Jobs Act of 2017 eliminated the Section 162(m) provisions exempting performance-based compensation from the $1 million deduction limit, subject to an exception for remuneration pursuant to a written binding contract which was in effect on November 2, 2017. PSUs granted to Mr. Hassinger prior to November 2, 2017 (none of which were ultimately earned) and RSUs awarded to Mr. Hassinger prior to November 2, 2017 (all of which vested on or before November 1, 2020) were the only remaining elements of executive compensation designed to qualify for the performance-based exception to the $1 million deduction limit, provided additional requirements were met. The Committee attempted to preserve, to the extent practicable, the deductibility of all compensation payments to the Company’s executive officers until the tax law change, but did not limit executive compensation to amounts deductible under Section 162(m) and does not intend to limit executive compensation to deductible amounts going forward.

PROPOSAL 1 ELECTION OF DIRECTORS

Recently Announced President and Chief Executive Officer Transition.

Appointment of Randy A. Wood as President and Chief Executive Officer and Member of the Board of Directors. On November 6, 2020, the Board of Directors appointed Mr. Wood as President and Chief Executive Officer and a member of the Board of Directors, effective January 1, 2021.

Effective January 1, 2021, Mr. Wood (i) will receive an annual base salary of $650,000, (ii) will be eligible to receive a target bonus equal to 100% of his base salary and a maximum bonus of up to 200% of his target bonus, which shall be prorated for fiscal 2021 in accordance with the terms of the Company’s Management Incentive Plan for fiscal 2021, and (iii) will be eligible to receive annual equity or long-term incentive awards, the aggregate grant-date accounting value of which is expected to be $1,400,000, and which shall be prorated for fiscal 2021 by supplementing Mr. Wood’s October 2020 grant with a special incremental grant of equity awards on the first business day following January 1, 2021 having a value of $686,667 (based on the Company’s closing stock price on the grant date) (the “Supplemental Grant”). As with Mr. Wood’s October 2020 grant, (i) the value of the Supplemental Grant will consist of one-half (1/2) PSUs, one-fourth (1/4) RSUs, and one-fourth (1/4) nonqualified stock options and (ii) the equity awards issued pursuant to the Supplemental Grant will be subject to vesting at the rate of 33 1/3% per year on November 1, 2021, 2022 and 2023.

In addition, as outlined in Mr. Wood’s amended employment agreement, if Mr. Wood’s employment is terminated by the Company other than for cause, death or disability, Mr. Wood will receive severance compensation equal to one and one-half times the sum of his annual base salary plus target bonus at the rate in effect on the date of his termination. However, if Mr. Wood is terminated other than for cause, death or disability within one year following a change in control, or voluntarily terminates his employment for good reason within such period, then he will receive severance compensation equal to three times the sum of his annual base salary plus target bonus at the rate in effect on the date of termination.

Retirement of Timothy L. Hassinger as President and Chief Executive Officer and Member of the Board of Directors. Mr. Wood will succeed Mr. Hassinger, who informed the Board of Directors on November 6, 2020 that he will retire from his positions as President and CEO and a member of the Board of Directors on December 31, 2020. From January 1, 2021 through December 31, 2021 (the “Consulting Period”), Mr. Hassinger will provide consulting and transition services to the Company pursuant to the terms of a written consulting agreement.

In consideration of Mr. Hassinger’s provision of consulting and transition services, release of claims, and compliance with certain obligations, including non-competition, non-solicitation, and non-disparagement covenants:

•

Mr. Hassinger’s outstanding equity awards shall continue to vest during the Consulting Period in accordance with their terms (including, in the case of PSUs, the satisfaction of applicable performance criteria); and

•	Mr. Hassinger will continue to participate in the Company’s Management Incentive Plan for fiscal 2021.

For the avoidance of doubt, Mr. Hassinger (i) will not receive a cash salary or any periodic consulting fee as compensation for his consulting and transition services and (ii) will forfeit at the end of the Consulting Period any portion of outstanding equity awards that do not vest during the Consulting Period. Mr. Hassinger is also not receiving any separate severance in connection with his retirement.

Compensation Committee Report

The Company’s Human Resources and Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on the Committee’s review of, and the discussions with management with respect to, the Compensation Discussion and Analysis, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Robert E. Brunner, Chairman

Michael N. Christodolou

Consuelo E. Madere

David B. Rayburn

Michael D. Walter

PROPOSAL 1 ELECTION OF DIRECTORS

Pay Ratio Information

The Company is providing the following information about the relationship of the annual total compensation of its employees and the annual total compensation of its Chief Executive Officer for fiscal 2020. The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with applicable securities regulations.

Timothy L. Hassinger served as Chief Executive Officer in fiscal 2020. Under Instruction 2 to Item 402(u) of Regulation S-K under the Exchange Act, the median employee may be identified once every three years if there is no impact to the pay ratio disclosure. As there were no changes in the Company’s employee population or to the median employee’s compensation arrangements in fiscal 2020 that the Company reasonably believes would significantly change this pay ratio disclosure, the employee representing the median employee is the same employee selected for last year’s proxy statement.

On August 31, 2019, the date which was originally selected to identify the median employee last year (the “Pay Ratio Date”), the Company had approximately 714 U.S. employees and 354 non-U.S. employees, for a total of 1,068 employees. This population consisted of the Company’s full time, part-time, seasonal and temporary employees. In determining the median employee, the Company excluded from its employee population all of its 52 employees then located in China pursuant to a de minimis exemption permitted under Securities and Exchange Commission rules.

Also, as reported in last year’s proxy statement, to identify the median employee from the Company’s employee population, a comparison was made of the amount of base salary or wages plus target cash bonus for each employee who was employed on the Pay Ratio Date as reflected in payroll records from September 1, 2018 to August 31, 2019, excluding the Company’s Chief Executive Officer. The compensation was annualized for employees who were hired during the measurement year but did not work for the Company the entire year, excluding seasonal and temporary employees. No cost-of-living adjustments were made in identifying the median employee.

The median employee originally identified last year remained a full-time employee in fiscal 2020, and such employee’s annual total compensation was calculated using the same methodology used for the Company’s Named Executive Officers as set forth in the Summary Compensation Table.

For fiscal 2020, the total compensation for Mr. Hassinger was $4,820,110 and the annual total compensation for the median employee was $53,093, which resulted in a ratio of 90.8 to 1.

The Securities and Exchange Commission rules for identifying the median employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. The Company believes that the calculated ratios are reasonable estimates calculated in a manner consistent with the pay ratio disclosure requirements. The pay ratios reported by other companies, including those within the Company’s peer group and industry, may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios.

This information is being provided for the purposes of compliance with the pay ratio disclosure requirement. Neither the Human Resources and Compensation Committee nor management of the Company used the pay ratio measure in making compensation decisions.

PROPOSAL 1 ELECTION OF DIRECTORS

Executive Compensation

The table below sets forth information regarding all forms of compensation earned by the Company’s Named Executive Officers during the last three fiscal years. In reviewing the table, please note the following:

• Mr. Hassinger joined the Company in October 2017.
• Mr. Marion has been employed by the Company since April 2011, but has only served as an officer since he assumed primary responsibility for Infrastructure in January 2018.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All other Compensation ($)		Total ($)

Timothy L. Hassinger	2020	953,654	1,720,411	549,891	1,565,577	30,577	(4)	4,820,110
President and Chief	2019	932,693	1,441,890	499,977	238,260	31,144		3,143,964
Executive Officer	2018	796,154	4,036,249	599,972	678,000	120,698		6,231,073

Brian L. Ketcham	2020	382,781	289,242	92,479	315,587	14,143	(5)	1,094,231
Senior Vice President and	2019	370,154	266,664	92,498	46,649	13,464		789,429
Chief Financial Officer	2018	358,231	242,230	117,997	178,992	11,989		909,439

Randy A. Wood	2020	401,700	289,242	92,479	331,243	8,764	(6)	1,123,427
Chief Operating Officer (September 2020 – Present) President – Irrigation (May 2016 – September 2020)	2019	380,192	266,664	92,498	47,190	8,235		794,779
	2018	373,289	242,230	117,997	184,800	6,948		925,264

J. Scott Marion	2020	315,375	136,738	43,737	267,796	10,174	(8)	773,819
President – Infrastructure(7)	2019	301,789	126,050	43,741	89,397	8,562		569,538
	2018	301,154	115,412	49,983	220,995	8,450		695,994

(1)

These awards consist of both RSUs and PSUs granted under the Company’s 2015 Long-Term Incentive Plan. The RSUs vest 33 1/3% per year over three years and the PSUs cliff vest on November 1 following the end of their respective three-year performance periods. The amount shown reflects the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification (“ASC 718”), Stock Compensation, assuming a payout at target for equity incentive plan awards. Assuming the maximum level of performance was achieved for the PSUs awarded in fiscal 2020, the grant date fair value of these awards would have been: Mr. Hassinger, $2,383,235; Mr. Ketcham, $400,736; Mr. Wood, $400,736; and Mr. Marion, $189,413.

(2)

These awards consist of stock option awards granted under the Company’s 2015 Long-Term Incentive Plan. Stock options awarded during fiscal 2018 vest 25% per year over four years on November 1 of each year following the date of grant, while stock options awarded during fiscal 2019 and fiscal 2020 vest 33 1/3% per year over three years on November 1 of each year following the date of grant. The amounts shown reflect the grant date fair value as computed in accordance with ASC 718, Stock Compensation. The assumptions used to calculate the grant date fair value of stock option awards are included in Note 20 to the consolidated financial statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2020.

(3)

These amounts represent annual cash incentive awards received under the Company’s Management Incentive Plan for each fiscal year. In fiscal 2018, Mr. Marion only participated in the Company’s Management Incentive Plan for the final eight months of the fiscal year because his participation commenced upon his assumption of primary responsibility for Infrastructure in January 2018. Prior to such time, Mr. Marion participated in the Company’s employee incentive and long-term incentive plans. For fiscal 2018, Mr. Marion’s cash incentive award under the Company’s Management Incentive Plan was $127,600 while his cash incentive awards under the Company’s employee incentive and long-term incentive plans were $93,395.

(4)	Consists of $6,577 in matching contributions to the Company’s defined contribution profit-sharing and 401(k) plan for fiscal 2020 and $24,000 representing a $2,000 monthly car allowance.

(5)

Consists of $8,673 in matching contributions to the Company’s defined contribution profit-sharing and 401(k) plan for fiscal 2020, $2,778 in premiums for supplemental life insurance for fiscal 2020, and $2,692 in fees for participation in a concierge executive health program.

(6)

Consists of $5,102 in matching contributions to the Company’s defined contribution profit-sharing and 401(k) plan for fiscal 2020, $969 in premiums for supplemental life insurance for fiscal 2020, and $2,692 in fees for participation in a concierge executive health program.

PROPOSAL 1 ELECTION OF DIRECTORS

(7)	Mr. Marion has been employed by the Company since April 2011 and was appointed as an executive officer of the Company effective January 30, 2018.

(8)

Consists of $8,645 in matching contributions to the Company’s defined contribution profit-sharing and 401(k) plan for fiscal 2020 and $1,529 in premiums for supplemental life insurance for fiscal 2020.

The following table sets forth information concerning each grant of an award made to the Company’s Named Executive Officers during the last completed fiscal year under the Company’s 2015 Long-Term Incentive Plan and Management Incentive Plan for fiscal 2020.

GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	Approval Date	Number of Non-Equity Incentive Plan Units Granted (#)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All other Stock Awards: Number of Shares of Stock or Units(3) (#)	All Other Option Awards: Number of Securities Under- lying Options(4) (#)	Exercise or Base Price of Option Awards ($/Sh)(5)	Grant date fair value of stock and option awards ($)(6)
				Thres- hold ($)	Target ($)	Maxi- mum ($)	Thres- hold (#)	Target (#)	Maxi- mum (#)
Timothy L. Hassinger	10/31/19	10/31/19	—	313,500	1,045,000	2,090,000	5,825	11,651	23,302	5,825	22,744	$94.41	$24.18
Brian L. Ketcham	10/31/19	10/31/19	—	63,195	210,650	421,300	979	1,959	3,918	979	3,825	$94.41	$24.18
Randy A. Wood	10/31/19	10/31/19	—	66,330	221,100	442,200	979	1,959	3,918	979	3,825	$94.41	$24.18
J. Scott Marion	10/31/19	10/31/19	—	53,625	178,750	357,500	462	926	1,852	463	1,809	$94.41	$24.18

(1)

Amounts reflect grants made under the Management Incentive Plan for fiscal 2020 (the 2020 MIP is discussed in the “Compensation Discussion and Analysis” section). Actual payouts earned under the program for fiscal 2020 can be found in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

(2)

These awards consist of PSUs granted in fiscal 2020 under the Company’s 2015 Long-Term Incentive Plan for the fiscal 2020 to fiscal 2022 performance period. The amounts shown equal the aggregate number of shares of common stock into which the PSUs will convert if certain threshold, target and maximum performance objectives are met.

(3)

These awards consist of RSUs granted in fiscal 2020 under the Company’s 2015 Long-Term Incentive Plan. The amounts shown equal the aggregate number of shares of common stock into which the RSUs will convert if the grantee maintains his employment with the Company for the entire vesting period. These RSUs vest according to a three-year schedule, with one-third of the RSUs vesting on November 1 of each fiscal year following the fiscal year of the award.

(4)

These awards consist of stock options granted in fiscal 2020 under the Company’s 2015 Long-Term Incentive Plan. The amounts shown equal the aggregate number of shares of common stock into which the stock options will convert if the grantee maintains his employment with the Company for the entire vesting period. These options vest according to a three-year schedule, with one-third of the options vesting on November 1 of each fiscal year following the fiscal year of the award.

(5)	The exercise price is the closing price of the Company’s common stock on the date of grant.

(6)

Amounts are computed in accordance with ASC 718, Stock Compensation. PSUs are valued assuming a payout at target. The assumptions used to calculate the grant date fair value of stock option awards are included in Note 20 to the consolidated financial statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2020.

PROPOSAL 1 ELECTION OF DIRECTORS

The following table sets forth information concerning unexercised options, stock that has not vested and equity incentive plan awards for each of the Company’s Named Executive Officers that were outstanding as of the end of the last completed fiscal year.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Been Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Name	Exercisable	Unexercisable

Timothy L. Hassinger	9,762	9,762	—	$91.56	10/31/2027
	6,744	13,488	—	$91.82	10/22/2028
		22,744	—	$94.41	10/31/2029
						22,860	(2)	$2,284,400
									29,094	(3)	$2,907,363

Brian L. Ketcham	2,999	1,000	—	$78.23	10/21/2026
	1,920	1,920	—	$91.56	10/31/2027
	1,247	2,496	—	$91.82	10/22/2028
	—	3,825	—	$94.41	10/31/2029
						2,141	(2)	$213,950
									5,239	(3)	$523,533

Randy A. Wood	2,856	953	—	$78.23	10/21/2026
	1,920	1,920	—	$91.56	10/31/2027
	1,247	2,496	—	$91.82	10/22/2028
	—	3,825	—	$94.41	10/31/2029
						2,141	(2)	$213,950
									5,239	(3)	$402,289

J. Scott Marion	548	—	—	$75.68	10/24/2022
	825	—	—	$76.37	10/25/2023
	819	820	—	$90.71	1/30/2028
	590	1,180	—	$91.82	10/22/2028
	—	1,809		$94.41	10/31/2029
						1,031	(2)	$103,028
									2,429	(3)	$242,730

(1)	The market value of unearned shares is calculated using $99.93 per share, which was the closing market price of the Company’s common stock on the NYSE on the last trading day of fiscal 2020.

(2)

These awards consist of RSUs granted under the Company’s 2015 Long-Term Incentive Plan. These RSUs vest 33 1/3% per year, vesting ratably on each November 1 following the end of the fiscal year of their respective grant date.

(3)

These awards consist of PSUs granted under the Company’s 2015 Long-Term Incentive Plan. These PSUs cliff vest on November 1 following the end of their respective three-year performance period. Each PSU converts into one share of common stock if target levels of performance are achieved, but may ultimately convert into a larger or smaller amount of stock depending upon actual performance achieved over the relevant three-year performance period.

PROPOSAL 1 ELECTION OF DIRECTORS

The following table sets forth information concerning exercised options and vesting of stock awards for each of the Company’s Named Executive Officers as of the end of the last completed fiscal year.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)

Timothy L. Hassinger	—	—	15,218	$1,431,101

Brian L. Ketcham	—	—	1,275	$119,901

Randy A. Wood	5,849	217,661	1,253	$117,832

J. Scott Marion	—	—	551	$51,816

(1)

These awards consist of the portion of RSUs granted during fiscal 2017, 2018 and 2019 that vested and converted into shares of common stock during fiscal 2020. The value realized upon vesting was calculated by multiplying the number of vesting RSUs by the $94.04 closing price of the Company’s common stock on November 1, 2019.

Pension Benefits

The Company does not provide for any defined benefit and actuarial pension plans for its Named Executive Officers. Accordingly, no tabular disclosure is being provided under this heading.

Nonqualified Deferred Compensation

The Company does not provide for any deferred compensation arrangements for its Named Executive Officers. Accordingly, no tabular disclosure is being provided under this heading.

Compensation of Directors

In addition to the regular compensation reviews that the Committee conducts for the executive officer compensation program (as discussed in the Compensation Discussion and Analysis), the Committee also evaluates the Company’s compensation program for its Board of Directors. Based substantially upon Meridian’s compensation analysis and in order to continue to closely match the median market compensation paid to directors of similarly situated companies, the Committee recommended that no changes be made to the Board compensation program for fiscal 2020.

For fiscal 2020, non-employee directors of the Company received annual cash retainers of $60,000. Members of the Audit Committee, Human Resources and Compensation Committee, and Corporate Governance and Nominating Committee received an additional cash retainer of $5,000, $3,000 and $2,000, respectively. In addition, for fiscal 2020, the Chairman of the Board of Directors received $55,000 for serving in that capacity, the Chairman of the Audit Committee received $10,000 for serving as such Chairman, the Chairman of the Human Resources and Compensation Committee received $8,000 for serving as such Chairman, and the Chairman of the Corporate Governance and Nominating Committee received $5,000 for serving as such Chairman. Directors are reimbursed for expenses they incur in attending meetings and are reimbursed for attending continuing education programs up to $5,000 per year or as otherwise approved by the Chairman of the Board of Directors.

Additionally, for fiscal 2020, each non-employee director received an annual grant of RSUs with an award value of $90,000 with the award being made on the date of the Annual Meeting. The number of RSUs to be awarded is based on the closing price of the Company’s common stock on the grant date, and the RSUs are payable in shares of common stock under the 2015 Long-Term Incentive Plan. Accordingly, on January 7, 2020, each continuing non-employee director received an award of 950 RSUs, all of which vested on November 1, 2020.

PROPOSAL 1 ELECTION OF DIRECTORS

For fiscal 2020, new directors who are not employees of the Company would have received a one-time grant of RSUs with an award value equal to the prorated amount of the last annual grant of RSUs based on the amount of time the new director will serve on the Board of Directors until the next annual meeting of stockholders, with the grant being made on the date of their first regular Board meeting as a director. The number of units awarded would equal the prorated amount divided by the closing stock price on the date of grant. These RSUs vest on the earlier of November 1 following the date of grant or the date of the next annual meeting of stockholders.

In December 2014, the Board adopted formal stock ownership guidelines applicable to both senior management and directors. Directors are expected to maintain stock ownership equal to five times the Board annual cash retainer within five years of their election as a director. In addition to shares owned by the directors, outstanding RSUs are counted toward the ownership requirement. With the exception of Mses. Madere and Lindsey, who joined the Board in February 2018 and December 2018, respectively, all non-employee directors maintain stock ownership in excess of the Board’s stock ownership guidelines as of November 6, 2020 (based on the 200-day average daily closing price of a share of the Company’s common stock on the NYSE as of such date).

The following table sets forth the compensation paid to the Company’s directors in fiscal 2020. Mr. Hassinger also served as a director for the duration of fiscal 2020 and will continue to serve as a director through December 31, 2020, but his compensation is discussed within the various tables included within the Compensation Discussion and Analysis contained within this Proxy Statement.

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Robert E. Brunner	74,945	90,000	—	—	—	—	164,945

Michael N. Christodolou	71,516	90,000	—	—	—	—	161,516

Mary A. Lindsey	72,780	90,000	—	—	—	—	162,780

Consuelo E. Madere	68,242	90,000	—	—	—	—	158,242

Michael C. Nahl	120,000	90,000	—	—	—	—	210,000

David B. Rayburn	68,000	90,000	—	—	—	—	158,000

Michael D. Walter	66,758	90,000	—	—	—	—	156,758

(1)	These awards consist of RSUs granted in fiscal 2020 under the Company’s 2015 Long-Term Incentive Plan. These RSUs vested on November 1, 2020.

Compensation Committee Interlocks and Insider Participation

During fiscal 2020, there were no compensation committee interlocks and no insider participation in compensation decisions that were required to be reported under the rules and regulations of the Securities Exchange Act of 1934, as amended.

PROPOSAL 1 ELECTION OF DIRECTORS

Report of the Audit Committee

The following report of the Audit Committee shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall this report be incorporated by reference into any filing made by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The Audit Committee is comprised of Mary A. Lindsey (as Chairperson), Robert E. Brunner, Michael N. Christodolou, Michael C. Nahl, and David B. Rayburn, each of whom is an independent director of the Company under the rules adopted by the Securities and Exchange Commission (“SEC”) and the New York Stock Exchange.

The Company’s management is responsible for the preparation of the Company’s financial statements and for maintaining an adequate system of internal controls and processes for that purpose. KPMG LLP (“KPMG”) acts as the Company’s independent registered public accounting firm and they are responsible for conducting an independent audit of the Company’s annual financial statements and effectiveness of internal control over financial reporting in accordance with generally accepted auditing standards and issuing reports on the results of their audits. The Audit Committee is responsible for providing independent, objective oversight of both of these processes.

The Audit Committee has reviewed and discussed the audited financial statements for the year ended August 31, 2020 with management of the Company and with representatives of KPMG. Our discussions with KPMG also included the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (PCAOB) standards and the SEC.

In addition, the Audit Committee reviewed the independence of KPMG. We have discussed KPMG’s independence with them and have received written disclosures and a letter from KPMG regarding their independence as required by the applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence.

Based on the reviews and discussions described above, the Audit Committee has recommended to the full Board of Directors that the audited financial statements of the Company for the year ended August 31, 2020 be included in the Company’s Annual Report on Form 10-K to be filed with the SEC.

Mary A. Lindsey, Chairperson

Robert E. Brunner

Michael N. Christodolou

Michael C. Nahl

David B. Rayburn

PROPOSAL 2 APPROVAL OF 2021 EMPLOYEE STOCK PURCHASE PLAN

Proposal 2 Approval of 2021 Employee Stock Purchase Plan

On October 20, 2020, the Board of Directors adopted, subject to the approval of stockholders, the Lindsay Corporation Employee Stock Purchase Plan (the “ESPP”). Stockholder approval is being sought in order for the ESPP to meet the requirements of Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”). The approval of the ESPP requires the affirmative vote of the holders of a majority of the votes cast virtually or by proxy by persons entitled to vote at the Annual Meeting. Abstentions and broker non-votes will not be considered votes cast with respect to approval of the ESPP and will not be counted as votes for or against the ESPP.

The Board of Directors believes that the approval of the ESPP by stockholders will benefit the Company by providing employees with an opportunity to acquire shares of the Company’s common stock and enabling the Company to attract, retain and motivate employees.

If approved by stockholders, the ESPP will become effective on February 1, 2021. If the stockholders do not approve the ESPP, the ESPP will not become effective and no employee will be eligible to participate in the ESPP.

Based solely on the closing market price of the Company’s common stock on the NYSE ending on November 6, 2020, the maximum aggregate market value of the 250,000 shares of common stock that could potentially be issued under the ESPP is $28,137,500.

Summary of the Material Provisions of the ESPP

The following description of certain provisions of the ESPP is qualified in its entirety by reference to the text of the ESPP, which is attached as Appendix A to this Proxy Statement and is incorporated by reference herein. It is the Company’s intention that the ESPP qualify as an “employee stock purchase plan” under Section 423 of the Code.

Shares Subject to the Plan. An aggregate of 250,000 shares will be reserved and available for issuance under the ESPP. If the Company’s capital structure changes because of a stock dividend, stock split or similar event, the number of shares that can be issued under the ESPP will be appropriately adjusted.

Plan Administration. The ESPP will be administered by the Human Resources and Compensation Committee, which will have full authority to make, administer and interpret such rules and regulations regarding the ESPP as it deems advisable.

Eligibility. Subject to certain limited exceptions, any employee of the Company or its U.S. subsidiaries is eligible to participate in the ESPP so long as the employee is employed on the first day of the applicable offering period. No person who owns or holds, or as a result of participation in the ESPP would own or hold, common stock or options to purchase common stock, that together equal to 5% or more of the total combined voting power or value of all classes of stock of the Company or any subsidiary is entitled to participate in the ESPP. No employee may exercise an option granted under the ESPP that permits the employee to purchase common stock of the Company having a value of more than $25,000 (determined using the fair market value of the stock at the time such option is granted) in any calendar year.

Participation; Payroll Deductions. Participation in the ESPP is limited to eligible employees who complete and file with the Company an enrollment form. At the time an employee files his or her enrollment form, he or she shall elect to have payroll deductions made on each payday during an offering period in an amount not less than 1% and not more than 15% of such participant’s gross compensation on each payday during the offering period. There are currently approximately 720 employees who will be eligible to participate in the ESPP. Once an employee becomes a participant in the ESPP, that employee will automatically participate in successive offering periods, as described below, until such time as that employee submits a new enrollment form, withdraws from the ESPP, becomes ineligible to participate in the ESPP, or his or her employment ceases.

Offering Periods. Unless otherwise determined by the Human Resources and Compensation Committee, each offering of common stock under the ESPP will be for a period of three months, which we refer to as an “offering period.” The first offering period under the ESPP will begin on February 1, 2021 and end on April 30, 2021. Subsequent offerings

PROPOSAL 2 APPROVAL OF 2021 EMPLOYEE STOCK PURCHASE PLAN

under the ESPP will generally begin on the first business day occurring on or after each February 1, May 1, August 1, and November 1 and will end on the last business day occurring on or before the following April 30, July 31, October 31, and January 31, respectively. Shares are purchased on the last day of each offering period, with that day being referred to as a “purchase date.” If the last day of the offering period falls on a day on which NYSE or the national stock exchanges are not open for trading, the purchase date will be the first trading day following the last day of the offering period. The Human Resources and Compensation Committee may establish different offering periods or purchase dates under the ESPP.

Purchase Price. On the first day of an offering period, employees participating in that offering period shall be granted an option to purchase shares of the Company’s common stock. On the purchase date of each offering period, the employee is deemed to have exercised the option, at the purchase price, to the extent of accumulated payroll deductions. The option purchase price is equal to the lesser of (i) not less than 85% or greater than 100% of the fair market value per share of the Company’s common stock on the first day of the offering period or (ii) not less than 85% or greater than 100% of the fair market value per share of the Company’s common stock on the purchase date.

Subject to certain limitations, the number of shares of the Company’s common stock a participant purchases in each offering period is determined by dividing such participant’s payroll deductions accumulated on such purchase date and retained in the participant’s payroll deduction account as of the purchase date by the applicable purchase price. In general, if an employee is no longer a participant on a purchase date, the employee’s option will be automatically terminated, and the amount of the employee’s accumulated payroll deductions will be refunded.

Terms of Participation. Except as may be permitted by the Human Resources and Compensation Committee in advance of an offering, a participant may increase or decrease the amount of his or her payroll deductions or contributions during any offering period by completing a revised enrollment form authorizing a change in payroll deduction or contribution and filing it with the Company. An election to increase or decrease a participant’s payroll deductions or contributions shall be permitted no more than once every offering period. A participant may withdraw from an offering period at any time without affecting his or her eligibility to participate in future offering periods by giving written notice to the Company. All of the participant’s payroll deductions or contributions credited to his or her account during the offering period will be paid to such participant as soon as practicable after receipt of notice of withdrawal. If a participant withdraws from an offering period, that participant may not again participate in the same offering period, but may enroll in subsequent offering periods by delivering to the Company a new enrollment form.

Term; Amendments and Termination. The ESPP will continue until terminated by the Board, Human Resources and Compensation Committee or an authorized subcommittee. The Board, Human Resources and Compensation Committee or an authorized subcommittee may, in its discretion, at any time, terminate or amend the ESPP. Upon termination of the ESPP, all amounts in the accounts of participating employees will be refunded.

New Plan Benefits

Since participation in the ESPP is voluntary, the benefits or amounts that will be received by or allocated to any individual or group of individuals under the ESPP in the future are not determinable.

Equity Compensation Plans Information

The following table contains information about the Company’s equity compensation plan as of August 31, 2020:

	(a)	(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights	Weighted-average exercise price of outstanding options, warrants, and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))

Equity compensation plans approved by security holders(1)(2)	248,812	$90.56	316,093

Total	248,812	$90.56	316,093

(1)

Plans approved by stockholders include the Company’s 2010 and 2015 Long-Term Incentive Plans. While certain share-based awards remain outstanding under the Company’s 2010 Long-Term Incentive Plan, no future equity compensation awards may be granted under such plan.

PROPOSAL 2 APPROVAL OF 2021 EMPLOYEE STOCK PURCHASE PLAN

(2)

Column (a) includes (i) 48,883 shares that could be issued under PSUs outstanding at August 31, 2020, and (ii) 67,785 shares that could be issued under RSUs outstanding at August 31, 2020. The PSUs are earned and common stock issued if certain predetermined performance criteria are met. Actual shares issued may be equal to, less than or greater than (but not more than 200 percent of) the number of outstanding PSUs included in column (a), depending on actual performance. The RSUs vest and are payable in common stock after the expiration of the time periods set forth in the related agreements. Column (b) does not take these PSU and RSU awards into account because they do not have an exercise price.

Summary of Federal Income Tax Consequences

The following is only a summary of the effect of the United States income tax laws and regulations upon an employee and the Company with respect to an employee’s participation in the ESPP. This summary does not purport to be a complete description of all federal tax implications of participation in the ESPP, nor does it discuss the income tax laws of any municipality, state or foreign country in which a participant may reside or otherwise be subject to tax.

A participant in the ESPP recognizes no taxable income either as a result of participation in the ESPP or upon exercise of an option to purchase shares under the terms of the ESPP. If a participant disposes of shares purchased upon exercise of an option granted under the ESPP within two years from the first day of the applicable offering period or within one year from the purchase date, which we refer to in either case as a “disqualifying disposition,” the participant will realize ordinary income in the year of that disposition equal to the amount by which the fair market value of the shares on the date the shares were purchased exceeds the purchase price. The amount of ordinary income will be added to the participant’s basis in the shares, and any additional gain or resulting loss recognized on the disposition of the shares will be a capital gain or loss. A capital gain or loss will be long-term if the participant’s holding period is more than 12 months, or short-term if the participant’s holding period is 12 months or less.

If the participant disposes of shares purchased upon exercise of an option granted under the ESPP at least two years after the first day of the applicable offering period and at least one year after the purchase date, the participant will realize ordinary income in the year of disposition equal to the lesser of (1) 15% of the fair market value of the shares on the first day of the offering period in which the shares were purchased and (2) the excess of the amount actually received for the shares over the amount paid. The amount of any ordinary income will be added to the participant’s basis in the shares, and any additional gain recognized upon the disposition after that basis adjustment will be a long-term capital gain. If the fair market value of the shares on the date of disposition is less than the purchase price, there will be no ordinary income and any loss recognized will be a long-term capital loss.

The Company is generally entitled to a tax deduction in the year of a disqualifying disposition equal to the amount of ordinary income recognized by the participant as a result of that disposition. In all other cases, the Company is not allowed a deduction.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE 2021 EMPLOYEE STOCK PURCHASE PLAN.

PROPOSAL 3 RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Proposal 3 Ratification of Appointment of Independent Registered Public Accounting Firm

KPMG LLP, the Company’s independent registered public accounting firm since 2001, has been appointed by the Audit Committee as the independent registered public accounting firm for the Company and its subsidiaries for the fiscal year ending August 31, 2021. This appointment is being presented to the stockholders for ratification. The ratification of the appointment of the independent registered public accounting firm requires the affirmative vote of the holders of a majority of the votes cast virtually or by proxy by persons entitled to vote at the Annual Meeting. Abstentions and broker non-votes will not be considered votes cast with respect to ratification of the appointment and will not be counted as votes for or against the ratification.

If stockholders fail to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm, the Audit Committee will reconsider whether to retain KPMG LLP, but may ultimately decide to retain them. Any decision to retain KPMG LLP or another independent registered public accounting firm will be made by the Audit Committee and will not be resubmitted to stockholders. In addition, even if stockholders ratify the appointment of KPMG LLP, the Audit Committee retains the right to appoint a different independent registered public accounting firm for fiscal 2021 if it determines that it would be in the Company’s best interests.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING AUGUST 31, 2021.

Representatives of KPMG LLP are expected to be present at the virtual Annual Meeting and will be provided an opportunity to make a statement and to respond to appropriate inquiries from stockholders present virtually at the Annual Meeting.

Accounting Fees and Services

The following table sets forth the aggregate fees for professional services rendered by KPMG LLP for each of the last two fiscal years:

Category of Fee	Fiscal 2020	Fiscal 2019

Audit Fees(1)	$1,460,516	$1,654,686

Audit-Related Fees(2)	27,700	27,500

Tax Fees	—	—

All Other Fees(3)	7,000	9,377

Total Fees	$1,495,216	$1,691,563

(1)	Audit fees consist of the audit of the Company’s fiscal 2020 and fiscal 2019 annual financial statements and review of the Company’s quarterly financial statements during fiscal 2020 and fiscal 2019.

(2)	Audit-related fees were for audits of the Company’s employee benefit plan.

(3)	All other fees represent the amount paid by the Company for access to an online accounting and tax reference tool and an agreed-upon procedure.

As provided in its Charter, the Audit Committee must pre-approve all services provided to the Company by its independent auditor. The Audit Committee approved all services provided by KPMG LLP to the Company in fiscal 2020 and determined that the services listed above did not adversely affect KPMG LLP’s independence in providing audit services.

PROPOSAL 4 ADVISORY VOTE ON EXECUTIVE COMPENSATION

Proposal 4 Advisory Vote on Executive Compensation

Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) added Section 14A to the Securities Exchange Act of 1934 which requires, among other things, that companies with publicly-traded securities, such as Lindsay Corporation, take a separate non-binding vote at their annual meeting of stockholders to consider a resolution to approve the compensation of their named executive officers as disclosed in the proxy statement for the annual meeting in accordance with Securities and Exchange Commission regulations. To that end, the Board of Directors has submitted the following resolution to be voted on by the Company’s stockholders at the Annual Meeting:

“The stockholders of Lindsay Corporation hereby approve the compensation of the Company’s Named Executive Officers as described in the definitive Proxy Statement relating to the Company’s Fiscal 2021 Annual Meeting of Stockholders, including the sections thereof entitled Executive Compensation and Compensation Discussion and Analysis.”

As described in the Compensation Discussion and Analysis, the overall goal of the Company’s compensation policy is to maximize stockholder value by attracting, retaining and motivating the executive officers who are critical to the Company’s long-term success. It is also the belief of the Board of Directors that executive compensation should be designed to promote both the short-term and long-term economic goals of the Company and, accordingly, an important component of the Company’s executive compensation philosophy is to closely align the financial interests of the Company’s executive officers with those of the Company’s stockholders. The Board also believes that executive compensation should be designed to promote a culture that drives the Company through employee empowerment and collaboration and, accordingly, a component of the Company’s executive compensation practice is designed to focus executive attention on improving the Company’s organizational health as compared to a benchmark of other companies. The Board and the Human Resources and Compensation Committee have a strong focus on paying for performance, with targeted incentive compensation for Named Executive Officers being over half of their total target compensation.    Stockholders are encouraged to carefully review the “COMPENSATION DISCUSSION AND ANALYSIS” and “EXECUTIVE COMPENSATION” sections of this Proxy Statement for a detailed discussion of the Company’s executive compensation program.

The vote on the compensation of the Company’s Named Executive Officers is non-binding and does not require the Company to make any specific changes to the compensation of its Named Executive Officers or take any other action if the resolution is not approved by stockholders. However, the Board of Directors values and encourages constructive input from stockholders regarding the Company’s compensation philosophy, policies and practices and believes that stockholder feedback on executive compensation provided by this non-binding vote can provide the Board and the Human Resources and Compensation Committee with useful information on investor sentiment about these important matters. The Board of Directors and the Human Resources and Compensation Committee will review the voting results and, to the extent there is a negative vote on this proposal, the Board of Directors expects to consider a number of steps, including consulting with significant stockholders to better understand the concerns that influenced the vote. The Board and the Human Resources and Compensation Committee intend to consider all constructive feedback obtained through this “say-on-pay” process in making future decisions regarding the compensation of the Company’s Named Executive Officers.

The Company’s stockholders approved the “say on pay” resolution presented at the Company’s Fiscal 2020 Annual Meeting of Stockholders by a vote of more than 97% of the votes cast on the proposal. The Human Resources and Compensation Committee believes the results of the Fiscal 2020 “say on pay” vote were a confirmation that the stockholders were in general agreement with the Human Resources and Compensation Committee’s compensation philosophy.

The proposal to approve the resolution regarding the compensation of the Named Executive Officers will be deemed to be approved if a greater number of votes cast by persons entitled to vote at the Annual Meeting are voted in favor of the resolution than are voted against the resolution. Consequently, abstentions and broker non-votes will have no effect on the outcome of the vote on this resolution.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RESOLUTION TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

SUBMISSION OF STOCKHOLDER PROPOSALS

Submission of Stockholder Proposals

Only stockholders of record as of November 6, 2020 are entitled to bring business before the Annual Meeting or make nominations for directors. Stockholder proposals submitted for presentation at the Annual Meeting must have been received by the Secretary of the Company at its home office no earlier than September 9, 2020 and no later than October 9, 2020 (the “Notice Period”). Stockholder proposals submitted for presentation at the Annual Meeting received before or after the Notice Period will be considered untimely. Such proposals must set forth (i) as to each matter such stockholder proposes to bring before the Annual Meeting (x) a brief description of the business desired to be brought before the Annual Meeting and the reasons for conducting such business at the Annual Meeting, (y) any material interest of any Proposing Person (as defined below) in the proposed business; and (ii) as to such stockholder and any other Proposing Person (w) the name and address of such Proposing Person, (x) the class and number of shares of the Company’s capital stock that are beneficially owned, directly or indirectly, by each such Proposing Person, (y) a brief description of any proxy, contract, arrangement, understanding or relationship pursuant to which any Proposing Party, either directly or acting in concert with another party or parties, has a right to vote any shares of capital stock of the Company, and (z) a brief description of any contract, arrangement or understanding with respect to the proposed business to which any Proposing Person is a party (collectively, the “Required Information”).

For purposes of providing a notice pursuant to the foregoing paragraph, or nominating a director pursuant to the following paragraph, Section 2.11(d) of the Company’s By-Laws provides that “Proposing Person” means (a) any stockholder who submits a notice to the Secretary of the Company pursuant to Section 2.11(a) and/or, with respect to the nomination of directors, Section 2.11(c) of the Company’s By-Laws, (b) the beneficial owner or owners, if any, on whose behalf any such notice is submitted, (c) any party or parties acting in concert with such stockholder in connection with the business proposed and/or the person or persons nominated for election or re-election to the Board of Directors, and (d) any party or parties directly or indirectly controlling, controlled by, or under common control with any of the foregoing.

Nominations for directors may be submitted by stockholders by delivery of such nominations in writing to the Secretary of the Company during the Notice Period. Such nominations must set forth the Required Information above, except that in lieu of the information called for in part (z) above, the Required Information for a nomination shall instead include a brief description of any contract, arrangement or understanding with respect to any proposed nominee or nominees to which any Proposing Person is a party.

In order to be included in the Company’s Proxy Statement and form of proxy relating to next year’s Annual Meeting, stockholder proposals must be submitted by July 27, 2021 to the Secretary of the Company at its principal executive offices. The inclusion of any such proposal in such proxy material shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934, as amended. Pursuant to Section 2.11 of the Company’s By-Laws, nominations for directors or stockholder proposals submitted for presentation at next year’s Annual Meeting (other than proposals submitted for inclusion in the Company’s Proxy Statement and form of proxy) must have been received by the Secretary of the Company at its principal executive offices no earlier than September 7, 2021 and no later than October 7, 2021. Any such nominations or proposals must be in accordance with the requirements and procedures outlined in the Company’s By-Laws and summarized above in this section.

OTHER MATTERS

Other Matters

Management does not intend to bring before the Annual Meeting any matters other than those disclosed in the Notice of Annual Meeting of Stockholders, and it does not know of any business which persons, other than management, intend to present at the Annual Meeting. The proxy for the Annual Meeting confers discretionary authority on the Board of Directors to vote on any matter properly presented for consideration at the Annual Meeting if the Company did not receive written notice of the matter on or before October 9, 2020.

The Company will bear the cost of soliciting proxies. To the extent necessary, proxies may also be solicited by directors, officers and employees of the Company in person, by telephone or through other forms of communication, but such persons will not receive any additional compensation for such solicitation. In addition, the Company will supply banks, brokers, dealers and other custodians, nominees and fiduciaries with proxy materials to enable them to send a copy of such materials by mail to each beneficial owner of shares of the Company’s common stock which they hold of record and will, upon request, reimburse them for their reasonable expenses in so doing.

Stockholders and other interested parties may communicate with the Chairman of the Board of Directors, the Chairman of the Audit, Compensation or Corporate Governance and Nominating Committee, or any individual director by sending a letter to the attention of the appropriate person (which may be marked as confidential) addressed to the Secretary of the Company. All communications received by the Secretary will be forwarded to the appropriate Board member. In addition, it is the policy of the Board of Directors that the Company’s directors shall attend and will generally be available to take questions from stockholders at the virtual Annual Meeting of Stockholders, whenever possible. All Board members attended last year’s Annual Meeting.

The Company’s Annual Report, including the Form 10-K and financial statements filed by the Company with the Securities and Exchange Commission, is being made available, together with this Proxy Statement, to all stockholders entitled to vote at the Annual Meeting. However, the Annual Report is not to be considered part of this proxy solicitation material.

By Order of the Board of Directors

/s/ ERIC R. ARNESON
Eric R. Arneson, Secretary

Omaha, Nebraska
November 24, 2020

APPENDIX A

Appendix A

2021 Employee Stock Purchase Plan

LINDSAY CORPORATION

EMPLOYEE STOCK PURCHASE PLAN

Section 1. Purpose of the Plan. The purpose of this Lindsay Corporation Employee Stock Purchase Plan (the “Plan”) is to provide a method whereby employees of Lindsay Corporation (the “Company”) will have an opportunity to acquire a proprietary interest in the Company through the purchase of shares pursuant to a plan intended to qualify as an “employee stock purchase plan” within the meaning of Section 423(b) of the Code (as defined below). The provisions of this Plan shall be construed to extend and limit participation in a manner consistent with the requirements of Section 423 of the Code.

Section 2. Definitions.

“Board” shall mean the Board of Directors of the Company.

“Brokerage Account” shall be defined in accordance with Section 10.

“Code” shall mean the Internal Revenue Code of 1986, as it may be amended from time to time. Any reference to a section of the Code shall be deemed to include a reference to any regulations promulgated thereunder.

“Committee” shall mean the Human Resources and Compensation Committee of the Board or such other committee appointed by the Board to administer this Plan pursuant to Section 15. In the absence of such a committee, the Board shall serve as the Committee.

“Company” shall mean Lindsay Corporation and any successor by merger, consolidation or otherwise.

“Compensation” shall mean base salary, wages, and annual bonuses paid to an Eligible Employee by the Company or a Qualified Subsidiary.

“Effective Date” shall mean February 1, 2021, subject to approval by the stockholders of the Company within twelve (12) months before or after the date the Plan is adopted by the Board.

“Eligible Employee” means any person who is employed as a common law employee and classified as working in the regular service of the Company or a Qualified Subsidiary, excluding employees who are citizens or residents of foreign jurisdictions if granting an option under the Plan is prohibited under the laws of that jurisdiction or if compliance with the laws of the foreign jurisdiction would cause the Plan or offering to violate Section 423 of the Code. For purposes of this definition, the existence of the employment relationship between an individual and the Company or Qualified Subsidiary will be determined under Treasury Regulation Section 1.421-1(h).

“Enrollment Date” shall mean the first day of each Offering Period.

“Fair Market Value” shall mean, as of any date, the value of the Shares determined as follows: (a) where the Shares are not purchased in the open market, the closing sales price per share of the Shares (or the closing bid price, if no such sales were reported) on the New York Stock Exchange or such stock exchange or other national market system on which the Shares are listed or traded, on the Purchase Date, and (b) where the Shares are purchased in the open market, the average of the actual prices, if such actual prices vary, at which the Shares were purchased on the Purchase Date. In the event that the foregoing valuation methods are not practicable, “Fair Market Value” shall be determined using such other reasonable valuation method as the Committee shall, in its discretion, select and apply in good faith as of such date.

“Offering Period” shall mean, subject to Section 4, the period commencing on each first day of February (the first Offering Period), each first day of May (the second Offering Period), each first day of August (the third Offering Period), and each first day of November (the fourth Offering Period), and terminating on the Purchase Date. The duration and timing of Offering Periods may be changed pursuant to Section 4.

“Participant” shall mean an Eligible Employee who participates in the Plan.

“Payroll Deduction Account” shall be defined in accordance with Section 7.

“Plan” shall mean this Lindsay Corporation Employee Stock Purchase Plan.

APPENDIX A

“Purchase Date” shall mean the last day of March for the first Offering Period, the last day of June for the second Offering Period, the last day of September for the third Offering Period, and the last day of December for the fourth Offering Period. If the last day of any Offering Period falls on a day on which the New York Stock Exchange is not open for trading, the Purchase Date shall be the trading day next following the last day of the Offering Period. The timing of the Purchase Date may be changed pursuant to Section 4.

“Purchase Price” shall mean an amount not less than 85% or greater than 100% of the Fair Market Value of a Share on the Enrollment Date or the Purchase Date, whichever is less, as determined from time to time by the Committee. In the absence of such a determination by the Committee, the Purchase Price shall be 85% of the Fair Market Value of a Share on the Enrollment Date or the Purchase Date, whichever is less.

“Qualified Subsidiary” shall mean all Subsidiaries of the Company that have been designated as eligible to participate in the Plan, and such other Subsidiaries that may be designated by the Committee. The Committee may initiate or terminate the designation of a Subsidiary as a Qualified Subsidiary without the approval of the stockholders of the Company.

“Shares” shall mean the common stock of the Company, par value $1.00 per share.

“Subsidiary” shall mean any corporation of which not less than 50% of the voting rights are held by the Company or a Subsidiary, whether or not such entity now exists or is hereafter organized or acquired by the Company or a Subsidiary.

“Withdraw” or “Withdrawal” shall be defined in accordance with Section 11.

Section 3. Eligibility. Subject to the requirements of Section 5 and the limitations imposed by Section 423(b) of the Code, any Eligible Employee who is employed by the Company or a Qualified Subsidiary on the first day of any Offering Period shall be eligible to participate in the Plan during such Offering Period.

Notwithstanding any provision of the Plan to the contrary, no Eligible Employee shall be granted an option under the Plan if (a) such individual’s right to purchase Shares under all employee stock purchase plans (described in Section 423 of the Code) of the Company and its Subsidiaries accrues at a rate which exceeds $25,000 of Fair Market Value of the Shares (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time, or (b) such individual (or any other person whose stock would be attributed to such Eligible Employee pursuant to Section 424(d) of the Code) would own stock of the Company or hold outstanding options to purchase stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or any Subsidiary.

Section 4. Offering Periods. The Plan shall be implemented by consecutive Offering Periods which shall continue until the Plan expires or is terminated. Subject to Section 20, Offering Periods shall be three months in duration, unless another period (not to exceed 27 months) is otherwise specified by the Committee. The Committee shall have the power to change the duration of Offering Periods (including the commencement dates thereof) and Purchase Dates with respect to future offerings without stockholder approval.

Section 5. Participation.

(a) An Eligible Employee may become a Participant in the Plan as soon as administratively practicable following the completion of an enrollment form and the filing of such form with the Company.

(b) Payroll deductions for a Participant shall commence on the first payroll following the first day of the Offering Period and shall end on the last payroll in the Offering Period to which such authorization is applicable, unless terminated sooner by the Withdrawal of the Participant as provided in Section 11.

(c) During a leave of absence approved by the Company or a Subsidiary that meets the requirements of Treasury Regulations Section 1.421-1(h)(2), a Participant may continue to participate in the Plan by making cash payments to the Company on each payday equal to the amount of the Participant’s payroll deductions under the Plan for the payday immediately preceding the first day of such Participant’s leave of absence. If a leave of absence is unapproved or fails to meet the requirements of Treasury Regulations Section 1.421-1(h)(2), the Participant will automatically cease to participate in the Plan. In such event, the Company will automatically cease to deduct the Participant’s payroll under the Plan. The Company will pay to the Participant his or her total payroll deductions for the Offering Period, in cash and in one lump sum, without interest, as soon as practicable after the Participant ceases to participate in the Plan.

APPENDIX A

(d) A Participant’s completion of an enrollment form will enroll such Participant in the Plan for each successive and subsequent Offering Period on the terms contained therein until the Participant either submits a new enrollment form, Withdraws from participation under the Plan as provided in Section 11, or otherwise becomes ineligible to participate in the Plan.

Section 6. Payroll Deductions.

(a) At the time a Participant files an enrollment form, he or she shall elect to have payroll deductions made on each payday during an Offering Period in an amount not less than 1% and not more than 15% (or such other maximum percentage as the Committee may establish from time to time before an Enrollment Date) of such Participant’s Compensation on each payday during the Offering Period.

(b) All payroll deductions made for a Participant shall be credited to his or her Payroll Deduction Account under the Plan.

(c) A Participant may increase or decrease the rate of his or her payroll deductions during the Offering Period only once.

(d) At the time the option is exercised, in whole or in part, or at the time some or all of the Shares issued under the Plan are disposed of, the Participant must make adequate provision for the Company’s or Subsidiary’s federal, national, state, local municipal, or other tax or Social Security withholding obligations, if any, which arise upon the exercise of the option or the disposition of the Shares. At any time, the Company or any Subsidiary may, but shall not be obligated to, withhold from the Participant’s Compensation the amount necessary for the Company or the Subsidiary to meet applicable withholding obligations, including any withholding required to make available to the Company any tax deductions or benefits attributable to sale or early disposition of the Shares by a Participant.

Section 7. Payroll Deduction Account. The Company shall establish a Payroll Deduction Account for each Participant and shall credit all payroll deductions made on behalf of each Participant pursuant to Section 6 to his or her Payroll Deduction Account.

Section 8. Grant of Option. On the Enrollment Date of each Offering Period, each Eligible Employee participating in such Offering Period shall be granted an option to purchase on the Purchase Date (at the applicable Purchase Price) up to a number of Shares determined by dividing such Participant’s payroll deductions accumulated on such Purchase Date by the applicable Purchase Price. Exercise of the option shall occur as provided in Section 9, unless the Participant Withdraws pursuant to Section 11 or otherwise becomes ineligible to participate in the Plan. The option shall expire at the conclusion of the Offering Period.

Section 9. Exercise of Option.

(a) By the Purchase Date, the Company shall cause a statement of the balance in each Participant’s Payroll Deduction Account to be forwarded to the securities brokerage firm as set forth in Section 10 for purchase on his or her account of the number of Shares determined under subparagraphs (b) and (c) of this Section.

(b) Unless a Participant Withdraws from the Plan as provided in Section 11 or otherwise becomes ineligible to participate in the Plan, his or her option for the purchase of Shares shall be exercised automatically on the Purchase Date, and the maximum number of full Shares, rounded down to the nearest full Share, subject to the option shall be purchased for such Participant at the applicable Purchase Price with the accumulated payroll deductions in his or her account. The balance of the amount credited to the Participant’s Payroll Deduction Account which has not been applied to the purchase of full Shares shall be paid to such Participant in cash and in one lump sum, without interest, as soon as reasonably practicable after the Purchase Date. During a Participant’s lifetime, a Participant’s option to purchase Shares hereunder is exercisable only by him or her.

(c) If the Committee determines that, on a given Purchase Date, the number of Shares with respect to which options are to be exercised may exceed (i) the number of Shares that were available for sale under the Plan on the first day of the applicable Offering Period, or (ii) the number of Shares available for sale under the Plan on such Purchase Date, the Committee shall allocate the available Shares among such Participants in as uniform a manner as shall be practicable. The balance of the amount credited to the account of each Participant which has not been applied to the purchase of Shares shall be paid to such Participant in one lump sum in cash as soon as reasonably practicable after the Purchase Date, without any interest thereon.

(d) Unless otherwise determined by the Committee, Participants are required to hold Shares acquired under the Plan for a holding period that ends on the second anniversary of the Enrollment Date for the Offering Period under which the Shares were purchased.

APPENDIX A

Section 10. Brokerage Accounts. By enrolling in the Plan, each Eligible Employee shall be deemed to have authorized the establishment of a brokerage account (each, a “Brokerage Account”) on his or her behalf at a securities brokerage firm to be selected from time to time by the Committee. The Brokerage Account shall be governed by, and shall be subject to, the terms and conditions of the Plan and of a written agreement between the Company and the securities brokerage firm and, if applicable, the Participant and the securities brokerage firm. As promptly as practicable after each Purchase Date on which a purchase of Shares occurs, the Company may arrange for the deposit into each Participant’s Brokerage Account of the number of Shares purchased upon exercise of the option. Shares purchased on behalf of any Participant pursuant to the Plan shall be held in the Participant’s Brokerage Account in his or her name.

Section 11. Withdrawal.

(a) A Participant may withdraw all, but not less than all, of the payroll deductions credited to his or her Payroll Deduction Account and not yet used to exercise his or her option under the Plan (“Withdraw”) at any time prior to a Purchase Date by giving written notice to the Company in such form and manner as the Company prescribes. All of the Participant’s payroll deductions credited to his or her account during the Offering Period shall be paid to such Participant as soon as practicable after receipt of the notice of withdrawal (each, a “Withdrawal”). Thereafter, such Participant’s option for the Offering Period shall be automatically terminated, and no further payroll deductions for the purchase of Shares shall be made for such Offering Period. If a Participant Withdraws from an Offering Period, payroll deductions shall not resume at the beginning of any succeeding Offering Periods unless the Participant delivers to the Company a new enrollment form; provided, however, that any Eligible Employee who is deemed to be an “executive officer” of the Company, as defined by Section 16b-3 of the Securities Exchange Act of 1934, as amended, shall not renew his or her participation in the Plan until at least six months have elapsed since the date of Withdrawal.

(b) A Participant’s Withdrawal from an Offering Period shall not have any effect upon his or her eligibility to participate in any similar plan which may hereafter be adopted by the Company or in succeeding Offering Periods.

Section 12. Termination of Employment. Upon (a) a Participant’s ceasing to be an Eligible Employee for any reason, including termination of employment, disability, or death, or (b) a Participant’s being granted a leave of absence and failing to return to active employment upon the expiration of his or her leave in accordance with the Company’s policy with respect to permitted absences, he or she shall be deemed to have elected to Withdraw from the Plan, the payroll deductions on behalf of the Participant shall be discontinued, and any amounts credited to such Participant’s Payroll Deduction Account during the Offering Period shall be paid to such Participant or, in the case of his or her death, to the person or persons entitled thereto under Section 16, as soon as reasonably practicable, and such Participant’s option for the Offering Period shall be automatically terminated. A transfer of a Participant’s employment between or among the Company and any Qualified Subsidiary shall not be treated as a termination of employment for purposes of the Plan.

Section 13. Interest. No interest shall accrue on the payroll deductions of a Participant in the Plan.

Section 14. Shares Subject to Plan.

(a) Subject to adjustment upon changes in capitalization of the Company as provided in Section 19, the maximum number of Shares which shall initially be made available for sale under the Plan shall be 250,000. If any right granted under the Plan shall for any reason terminate without having been exercised, the Shares not purchased under such right may, in the sole discretion of the Committee, become available for issuance under the Plan. The Shares subject to the Plan may be authorized but unissued Shares or reacquired Shares, bought on the market or otherwise.

(b) With respect to Shares subject to an option granted under the Plan, a Participant shall not be deemed to be a stockholder of the Company, and the Participant shall not have any of the rights or privileges of a stockholder, until such Shares have been issued to the Participant or his or her nominee following exercise of the Participant’s option. A Participant shall have rights as a stockholder with respect to all Shares which are purchased under the Plan for such Participant’s account.

Section 15. Administration.

(a) It shall be the duty of the Committee to conduct the general administration of the Plan in accordance with the provisions of the Plan. The Committee shall have the power to interpret the Plan and the terms of the options and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules. All determinations by the Committee in carrying out and

APPENDIX A

administering the Plan and in construing and interpreting the Plan shall be final, binding and conclusive for all purposes and upon all persons interested. In its absolute discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan.

(b) The Committee shall have, in connection with the administration of the Plan, the power to delegate any of the administrative powers the Committee is authorized to exercise, subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Committee at its option may utilize the services of such other persons as are necessary to assist in the proper administration of the Plan. The Committee may select a securities brokerage firm to assist with the purchase of the Shares and the maintenance of Brokerage Accounts for Participants in the Plan. The Committee may, with the approval of the Board, employ attorneys, consultants, accountants, appraisers, or such other persons as the Committee deems necessary or appropriate to carry out its duties under the Plan.

(c) All expenses and liabilities incurred by the Committee in connection with the administration of the Plan shall be borne by the Company and its Qualified Subsidiaries; provided, however, that all sales commissions incurred upon sale by a Participant of Shares out of his or her Brokerage Account shall be borne by the Participant.

Section 16. Designation of Beneficiaries/Transferability. A Participant may file a written beneficiary designation naming those persons who are to receive any cash from the Participant’s Payroll Deduction Account, together with any Shares and/or cash from the Participant’s Brokerage Account, in the event of the Participant’s death. If a Participant is married and the designated beneficiary is not the Participant’s spouse, spousal consent may be required for such designation to be effective.

Neither payroll deductions credited to a Participant’s Payroll Deduction Account nor any rights with regard to the exercise of an option or rights to receive Shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, through the laws of descent and distribution, or as provided by the Plan) by a Participant. Shares acquired by a Participant pursuant to the exercise of an option hereunder, however, are freely transferable.

Section 17. Use of Funds. All funds received or held by the Company under the Plan may be used by the Company for any corporate purpose to the extent permitted by applicable law.

Section 18. Reports. Statements of account shall be provided to Participants at least annually, which statements shall set forth the amounts of payroll deductions, the Purchase Price(s), and the number of Shares purchased.

Section 19. Adjustments Upon Changes in Outstanding Shares on Capitalization, Merger, Consolidation or Corporate Reorganization. Subject to any required action by the stockholders of the Company, the number of Shares which have been authorized for issuance under the Plan but not yet placed under option, the maximum number of Shares each Participant may purchase each Offering Period (pursuant to Section 9), as well as the price per Share and the number of Shares covered by each option under the Plan which has not yet been exercised shall be automatically adjusted to give proper effect to any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Shares, or any other increase or decrease in the number of Shares effected without receipt of consideration by the Company, or by reason of any merger, consolidation or other corporate reorganization in which the Company is the surviving corporation. Such adjustment shall be made by the Committee, whose determination in that respect shall be final, binding and conclusive.

Section 20. Amendment or Termination.

(a) The Board or the Committee may, in its discretion and, to the extent necessary or desirable, at any time, and from time to time, modify or amend the Plan in any respect. However, no amendment shall be made without the affirmative vote of stockholders holding at least a majority of the voting stock of the Company represented in person or by proxy at a duly held stockholders’ meeting, if such amendment would:

(i) materially increase the benefits accruing to Participants under the Plan;

(ii) increase the number of Shares which may be issued under the Plan (other than as permitted under Section 19); or

(iii) materially modify the requirements as to eligibility for participation under the Plan, except as allowed under Section 423(b)(4) of the Code.

APPENDIX A

(b) The Plan and all rights of Participants hereunder may be terminated at any time by the Committee or by the Board. Upon termination of the Plan, all payroll deductions shall cease and all amounts then credited to the Participants’ Payroll Deduction Accounts shall be equitably applied to the purchase of whole Shares then available for sale, and any remaining amounts shall be promptly refunded to the Participants.

Section 21. Notices. All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

Section 22. Conditions to Issuance of Shares/Dividends. Whole Shares purchased hereunder shall be issued as soon as practicable following a Participant’s written request, for which a reasonable charge may be made. Any cash dividends payable on Shares held in a Participant’s Brokerage Account will be paid to the Participant in cash unless otherwise directed by the Participant.

Section 23. Term of Plan. The Plan shall become effective on the Effective Date and shall remain in effect until the day that Participants become entitled to purchase a number of Shares equal to or greater than the number of Shares remaining available for purchase under the Plan, unless sooner terminated under Section 20.

Section 24. Equal Rights and Privileges. All Eligible Employees of the Company (or of any Qualified Subsidiary) will have equal rights and privileges under the Plan so that the Plan qualifies as an “employee stock purchase plan” within the meaning of Section 423 of the Code. Any provision of the Plan that is inconsistent with Section 423 of the Code will be reformed to comply with the equal rights and privileges requirement of Section 423 of the Code.

Section 25. No Employment Rights. Nothing in the Plan shall be construed to give any person (including any Eligible Employee or Participant) the right to remain in the employ of the Company or a Subsidiary or to affect the right of the Company or any Subsidiary to terminate the employment of any person (including any Eligible Employee or Participant) at any time, with or without cause.

Section 26. Governing Law. The internal laws of the State of Delaware shall govern all matters relating to the Plan except to the extent superseded by the laws of the United States.

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on January 4, 2021 for shares held directly and by 11:59 p.m. Eastern Time on December 31, 2020 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/LNN2021

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on January 4, 2021 for shares held directly and by 11:59 p.m. Eastern Time on December 31, 2020 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	D26647-P44959	KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

LINDSAY CORPORATION The Board of Directors Recommends a Vote FOR Items 1, 2, 3 and 4.	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
1. Election of directors for term to expire at the Fiscal 2024 Annual Meeting of Stockholders:	☐	☐	☐
Nominees: 01) Robert E. Brunner 02) Randy A. Wood
					For	Against	Abstain

2. Approval of the 2021 Employee Stock Purchase Plan.					☐	☐	☐

3. Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending August 31, 2021.					☐	☐	☐

4. Non-binding vote on resolution to approve the compensation of the Company’s named executive officers.					☐	☐	☐

5. To vote, in its discretion, upon any other business that may properly come before the Annual Meeting or any adjournment thereof which management did not have written notice of on October 9, 2020.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

LINDSAY CORPORATION

ANNUAL MEETING OF STOCKHOLDERS

Tuesday, January 5, 2021

2:30 p.m. CST

www.virtualshareholdermeeting.com/LNN2021

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and 2020 Annual Report are available at www.proxyvote.com.

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —
D26648-P44959

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF LINDSAY CORPORATION FOR USE ONLY AT THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JANUARY 5, 2021 AND AT ANY ADJOURNMENT THEREOF.

The undersigned hereby appoints Brian L. Ketcham and Eric R. Arneson, and each of them individually, as the undersigned’s proxies and agents, with full powers of substitution, and hereby authorizes each to represent the undersigned at the Annual Meeting of Stockholders of Lindsay Corporation (the “Company”) to be held virtually via a live webcast at www.virtualshareholdermeeting.com/LNN2021, on Tuesday, January 5, 2021, at 2:30 p.m., Central Standard Time, and at any adjournment of said meeting, and thereat to act with respect to all votes that the undersigned would be entitled to cast, if then personally present, in accordance with the instructions below and on the reverse hereof.

This proxy is revocable and the undersigned may revoke it at any time prior to the Annual Meeting. Should the undersigned want to vote at the Annual Meeting or at any adjournment thereof, the undersigned may revoke this proxy by attending the meeting with their control number. The undersigned hereby acknowledges receipt of or access to the Proxy Statement for the Annual Meeting and the Company’s 2020 Annual Report to Stockholders prior to the signing of this proxy.

THIS PROXY WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ELECTION OF THE BOARD OF DIRECTORS’ NOMINEES FOR DIRECTOR, FOR APPROVAL OF THE 2021 EMPLOYEE STOCK PURCHASE PLAN, FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, AND FOR APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card

Continued and to be signed on reverse side